Exhibit 99.3

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Globalstar, Inc.

We have audited the accompanying consolidated balance sheets of Globalstar, Inc. (“Globalstar”) as of December 31, 2008 and 2007, and the related consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008. We also have audited Globalstar’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Globalstar’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management’s Annual Report on Internal Control over Financial Reporting.” Our responsibility is to express an opinion on these financial statements and an opinion on the company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Globalstar as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Globalstar maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

The accompanying financial statements have been prepared assuming that Globalstar will continue as a going concern. As discussed in Note 1 to the financial statements, Globalstar has suffered recurring losses from operations and has a liquidity deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 18. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 8 to the accompanying consolidated financial statements, effective January 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” As discussed in Note 19 to the consolidated financial statements, the consolidated financial statements have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May Be Settled In Cash Upon Conversion (Including Partial Cash Settlement)”, which became effective January 1, 2009.

/s/ CROWE HORWATH LLP

Oak Brook, Illinois

March 31, 2009, except for Note 19, as to which the date is August 20, 2009

GLOBALSTAR, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2008 As Adjusted (Note 19)	2007
ASSETS
Current assets:
Cash and cash equivalents	$12,357	$37,554
Accounts receivable, net of allowance of $5,205 (2008), and $4,177 (2007)	10,075	12,399
Inventory	55,105	54,939
Advances for inventory	9,314	9,769
Deferred tax assets	—	1,257
Prepaid expenses and other current assets	5,565	3,262
Total current assets	92,416	119,180
Property and equipment, net	642,264	290,103
Other assets:
Restricted cash	57,884	80,871
Deferred tax assets	—	20,303
Other assets, net	15,670	2,518
Total assets	$808,234	$512,975
LIABILITIES AND OWNERSHIP EQUITY
Current liabilities:
Accounts payable	$28,370	$8,400
Accrued expenses	29,998	17,650
Payables to affiliates	3,344	1,487
Deferred revenue	19,354	19,396
Current portion of long term debt	33,575	—
Total current liabilities	114,641	46,933
Borrowings under revolving credit facility	66,050	50,000
Long term debt	172,295	—
Employee benefit obligations, net of current portion	4,782	1,779
Other non-current liabilities	13,713	8,719
Total non-current liabilities	256,840	60,498
Ownership equity:
Preferred stock, $0.0001 par value; 100,000 shares authorized, issued and outstanding—none	—	—
Common stock, $0.0001 par value; 800,000 shares authorized, 136,606 and 83,693 shares issued and outstanding at December 31, 2008 and 2007, respectively	14	8
Additional paid-in capital	463,822	407,743
Accumulated other comprehensive income (loss)	(6,304)	3,411
Retained deficit	(20,779)	(5,618)
Total ownership equity	436,753	405,544
Total liabilities and ownership equity	$808,234	$512,975

See notes to consolidated financial statements.

GLOBALSTAR, INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

	Year Ended December 31,
	2008 As Adjusted (Note 19)	2007	2006
Revenue:
Service revenue	$61,794	$78,313	$92,037
Subscriber equipment sales	24,261	20,085	44,634
Total revenue	86,055	98,398	136,671
Operating expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	37,132	27,775	28,091
Cost of subscriber equipment sales:
Cost of subscriber equipment sales	17,921	13,863	40,396
Cost of subscriber equipment sales—impairment of assets	405	19,109	1,943
Total cost of subscriber equipment sales	18,326	32,972	42,339
Marketing, general, and administrative	61,351	49,146	43,899
Depreciation and amortization	26,956	13,137	6,679
Total operating expenses	143,765	123,030	121,008
Operating income (loss)	(57,710)	(24,632)	15,663
Other income (expense):
Gain on extinguishment of debt	49,042	—	—
Interest income	4,713	3,170	1,172
Interest expense	(5,733)	(9,023)	(587)
Interest rate derivative loss	(3,259)	(3,232)	(2,716)
Other income (expense)	(4,497)	8,656	(3,980)
Total other income (expense)	40,266	(429)	(6,111)
Income (loss) before income taxes	(17,444)	(25,061)	9,552
Income tax expense (benefit)	(2,283)	2,864	(14,071)
Net income (loss)	$(15,161)	$(27,925)	$23,623
Earnings (loss) per common share:
Basic	$(0.18)	$(0.36)	$0.37
Diluted	(0.18)	(0.36)	0.37
Weighted-average shares outstanding:
Basic	86,405	77,169	63,710
Diluted	86,405	77,169	64,076

See notes to consolidated financial statements.

GLOBALSTAR, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Year Ended December 31,
	2008 As Adjusted (Note 19)	2007	2006
Net income (loss)	$(15,161)	$(27,925)	$23,623
Other comprehensive income (loss):
Minimum pension liability adjustment	(3,516)	402	524
Net foreign currency translation adjustment	(6,199)	4,175	194
Total comprehensive income (loss)	$(24,876)	$(23,348)	$24,341

See notes to consolidated financial statements.

GLOBALSTAR, INC.

CONSOLIDATED STATEMENTS OF OWNERSHIP EQUITY

(In thousands, as adjusted (Note 19))

	Member Interest Units Common Shares	Common Stock Amount	Additional Paid-In Capital	Member Interests Amount	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total
Balances—December 31, 2005	61,856	$—	$—	$73,314	$(1,884)	$—	$71,430
Member interests Series A—18,442
Member interests Series B—4,154
Member interests Series C—39,259
Recapitalization	—	6	73,308	(73,314)	—	—	—
Issuance of common stock upon initial public offering, net of related offering costs of $10,854	7,500	1	116,645	—	—	—	116,646
Issuance of common stock in relation to the GAT acquisition	4	—	249	—	—	—	249
Conversion of Redeemable common stock related to GAT settlement	15	—	—	—	—	—	—
Issuance of restricted stock awards and recognition of stock-based compensation	242	—	1,185	—	—	—	1,185
Distribution payable to member	—	—	—	—	—	(686)	(686)
Contribution of services	—	—	189	—	—	—	189
Issuance of common stock in connection with Thermo agreement	2,928	—	47,343	—	—	—	47,343
Other comprehensive income	—	—	—	—	718	—	718
Net income	—	—	—	—	—	23,623	23,623
Balances—December 31, 2006	72,545	7	238,919	—	(1,166)	22,937	260,697
Issuance of common stock in connection with Thermo agreement	9,443	1	152,656	—	—	—	152,657
Issuance of restricted stock awards and recognition of stock-based compensation	1,179	—	10,430	—	—	—	10,430
Issuance of common stock related to GAT settlement (including interest)	154	—	123	—	—	—	123
Issuance of common stock related to GdeV acquisition	25	—	246	—	—	—	246
Contribution of services	—	—	420	—	—	—	420
Conversion of redeemable common stock related to GAT settlement	347	—	4,949	—	—	—	4,949
Adoption of FIN 48	—	—	—	—	—	(630)	(630)
Other comprehensive income	—	—	—	—	4,577	—	4,577
Net loss	—	—	—	—	—	(27,925)	(27,925)
Balances—December 31, 2007	83,693	8	407,743	—	3,411	(5,618)	405,544
Issuance of restricted stock awards and recognition of stock-based compensation	2,051	—	12,608	—	—	—	12,608
Issuance of convertible notes, net of deferred taxes of $22,417 and issuance costs of $1,762	—	—	29,978	—	—	—	29,978
Conversion of Notes	25,811	3	6,524	—	—	—	6,527
Issuance of common stock in relation to Brazil acquisition	883	—	6,000	—	—	—	6,000
Contribution of services	—	—	449	—	—	—	449
Issuance of common stock under the Share Loan Facility, net	24,168	3	520	—	—	—	523
Other comprehensive loss	—	—	—	—	(9,715)	—	(9,715)
Net loss	—	—	—	—	—	(15,161)	(15,161)
Balances—December 31, 2008	136,606	$14	$463,822	$—	$(6,304)	$(20,779)	$436,753

See notes to consolidated financial statements.

GLOBALSTAR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2008 As Adjusted (Note 19)	2007	2006
Cash flows from operating activities:
Net income (loss)	$(15,161)	$(27,925)	$23,623
Adjustments to reconcile net income (loss) to net cash from operating activities:
Deferred income taxes	(1,432)	(554)	(17,720)
Depreciation and amortization	26,956	13,137	6,679
Interest rate derivative loss	3,259	3,232	2,716
Stock-based compensation expense	12,482	9,570	1,185
Loss on disposal of fixed assets	113	198	51
Gain on conversion of convertible notes	(49,042)	—	—
Provision for bad debts	1,818	1,774	2,191
Interest income on restricted cash	(4,015)	(2,310)	—
Contribution of services	449	420	189
Equity losses in investee	249	—	—
Amortization of deferred financing costs	2,913	8,109	294
Impairment of assets	405	19,109	1,943
Non-cash expenses related to debt conversion	508	—	—
Interest on Note Payable	—	—	52
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(128)	6,416	1,109
Inventory	(12,416)	(36,445)	(18,090)
Advances for inventory	(1,695)	7,912	(2,084)
Prepaid expenses and other current assets	2,137	(971)	(46)
Other assets	(1,805)	(44)	(1,242)
Receivables from affiliates	—	—	(43)
Accounts payable	6,825	2,494	(746)
Payables to affiliates	2,261	(5,075)	3,160
Accrued expenses and employee benefit obligations	(5,123)	(2,503)	2,277
Other non-current liabilities	(965)	(503)	195
Deferred revenue	822	(3,710)	8,878
Net cash from (used in) operating activities	(30,585)	(7,669)	14,571
Cash flows from investing activities:
Spare and second-generation satellites and launch costs	(268,433)	(165,377)	(103,185)
Second-generation ground	(5,697)	—	—
Property and equipment additions	(11,956)	(4,612)	(4,359)
Proceeds from sale of property and equipment	141	263	—
Payment for intangible assets	—	(1,657)	(191)
Investment in businesses	(2,620)	—	—
Cash acquired on purchase of subsidiary	1,839	—	—
Restricted cash	28,145	(11,995)	(52,581)
Net cash used in investing activities	(258,581)	(183,378)	(160,316)
Cash flows from financing activities:
Net proceeds from initial public offering	—	—	116,646
Proceeds from Thermo under the irrevocable standby stock purchase agreement	—	152,657	47,343
Borrowings from long term debt	100,000	—	—
Proceeds from revolving credit loan, net	16,050	50,000	—
Borrowings from long-term convertible senior notes	150,000	—	—
Proceeds from subscription receivable	—	—	13,000
Payments on notes payable	—	(477)	(195)
Deferred financing cost payments	(4,893)	(2,503)	(5,507)
Distribution to affiliate	—	—	(686)
Payments related to interest rate swap derivative margin account	(9,144)	(6,188)	—
Issuance of Common Stock	520	—	—
Net cash from financing activities	252,533	193,489	170,601
Effect of exchange rate changes on cash	11,436	(8,586)	(1,428)
Net increase (decrease) in cash and cash equivalents	(25,197)	(6,144)	23,428
Cash and cash equivalents, beginning of period	37,554	43,698	20,270
Cash and cash equivalents, end of period	$12,357	$37,554	$43,698
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$15,987	$3,526	$1,271
Income taxes	$1,001	$173	$2,701
Supplemental disclosure of non-cash financing and investing activities:
Accrued launch costs and second-generation satellites costs	$14,762	$3,583	$7,944
Capitalization of interest for spare and second-generation satellites and launch costs	$15,964	$196	$884
Vendor financing of second-generation Globalstar System	$57,200	—	—
Non-cash capitalization of interest expense	$1,970	—	—
Conversion of Convertible Senior Notes into Common Stock	$78,196	—	—
Accretion of debt discount	$5,902	—	—
Issuance of redeemable common stock in conjunction with acquisition	—	—	$4,949
Conversion of redeemable common stock to common stock	—	$(4,949)	—
Issuance of stock in relation to GdeV acquisition	—	$246	—

See notes to consolidated financial statements.

GLOBALSTAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Globalstar, Inc. (“Globalstar” or the “Company”) was formed as a Delaware limited liability company in November 2003, and was converted into a Delaware corporation on March 17, 2006.

Globalstar is a leading provider of mobile voice and data communications services via satellite. Globalstar’s network, originally owned by Globalstar, L.P. (“Old Globalstar”), was designed, built and launched in the late 1990s by a technology partnership led by Loral Space and Communications (“Loral”) and QUALCOMM Incorporated (“QUALCOMM”). On February 15, 2002, Old Globalstar and three of its subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code. In 2004, Thermo Capital Partners L.L.C. (“Thermo”) became Globalstar’s principal owner, and Globalstar completed the acquisition of the business and assets of Old Globalstar. Thermo remains Globalstar’s largest stockholder. Globalstar’s Chairman and Chief Executive Officer controls Thermo and its affiliates. Two other members of Globalstar’s Board of Directors are also directors, officers or minority equity owners of various Thermo entities.

Globalstar offers satellite services to commercial and recreational users in more than 120 countries around the world. The Company’s voice and data products include mobile and fixed satellite telephones, Simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Globalstar’s customers include those in the following industries: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity, as well as individual recreational users.

Going Concern

The Company’s registered public accounting firm’s audit report on its consolidated financial statements as of December 31, 2008, and for the year then ended includes a “going concern” explanatory paragraph that expresses substantial doubt about the Company’s ability to continue as a going concern. The “going concern” explanatory paragraph reflects substantial doubt about the Company’s ability to obtain in a timely manner the necessary financing to complete the procurement and deployment of its second-generation satellite constellation and to support its current operations. Due to the worldwide economic crisis and the tight credit market, obtaining suitable financing remains challenging. The Company is pursuing a number of options involving issuance of debt, equity or both to obtain the required funding as well as seeking to reduce its internal costs and aggressively grow its revenues. The Company cannot assure you that sufficient additional financing will be obtained on acceptable terms, if at all. If the Company fails to obtain sufficient additional financing, the construction of its second-generation satellite constellation, related construction costs and its ongoing operations will be materially adversely impacted. The Company’s consolidated financial statements are prepared assuming it is able to continue as a going concern. See Note 18 for management’s plans to address the going concern issues presented above.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in Preparation of Financial Statements

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates. Certain reclassifications have been made to prior year consolidated financial statements to conform to current year presentation.

Principles of Consolidation

The consolidated financial statements include the accounts of Globalstar and all its subsidiaries. All significant inter-company transactions and balances have been eliminated in the consolidation.

From January 1 through October 17, 2006, one subsidiary was 75% owned by Globalstar and 25% owned by minority interests (Loral). On October 17, 2006, a $500,000 payment was made to acquire the 25% minority interest and to resolve then pending litigation with the owner of the minority interest.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less.

Restricted Cash

Restricted cash is comprised of funds held in escrow by two financial institutions to secure the Company’s payment obligations related to its contract for the construction of its second-generation satellite constellation and the remaining scheduled semi-annual interest payments on the Notes through April 1, 2011. On December 31, 2007, restricted cash also included cash equal to the negative value of the interest rate swap agreement. On December 10, 2008, the Company terminated its interest swap agreement.

Fair Value of Financial Instruments

The carrying amounts of financial instruments approximate fair value due to the short maturities of these instruments. The Company has no material off-balance sheet financial instruments.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and restricted cash. Cash and cash equivalents and restricted cash consist primarily of highly liquid short-term investments deposited with financial institutions that are of high credit quality.

Accounts Receivable

Accounts receivable are uncollateralized, without interest and consist primarily of on-going service revenue and equipment receivables. The Company performs on-going credit evaluations of its customers and records specific allowances for bad debts based on factors such as current trends, the length of time the receivables are past due and historical collection experience. Accounts receivable are considered past due in accordance with the contractual terms of the arrangements. Accounts receivable balances that are determined likely to be uncollectible are included in the allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

The following is a summary of the activity in the allowance for doubtful accounts (in thousands):

	Year Ended December 31,
	2008	2007	2006
Balance at beginning of period	$4,177	$3,609	$1,774
Provision, net of recoveries	1,818	1,774	2,191
Write-offs	(790)	(1,206)	(356)
Balance at end of period	$5,205	$4,177	$3,609

Inventory

Inventory consists of purchased products, including fixed and mobile user terminals, accessories and gateway spare parts. Inventory is stated at the lower of cost or market value. Cost is computed using the first-in, first-out (FIFO) method which determines the acquisition cost on a FIFO basis. Inventory allowances are recorded for inventories with a lower market value or which are slow moving. Unsaleable inventory is written off. During the years ended December 31, 2008, 2007 and 2006, the Company recorded $0.4 million, $19.1 million and $1.9 million, respectively, in impairment charges on its inventory representing a write-down of its first generation phone and accessory inventory, respectively. This charge was recognized after assessment of the Company’s inventory quantities and its recent and projected equipment sales.

Property and Equipment

Property and equipment is stated at acquisition cost, less accumulated depreciation and impairment. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, as follows:

Globalstar System:
Space component	Up to periods of 9 years from commencement of service
Ground component	Up to periods of 9 years from commencement of service
Furniture, fixtures & equipment	3 to 10 years
Leasehold improvements	Shorter of lease term or the estimated useful lives of the improvements, generally 5 years

Effective October 1, 2006, the Company reduced the estimated remaining lives for the Globalstar System assets from 39 months to 27 months due to the uncertainties about their remaining useful lives.

The Globalstar System includes costs for the design, manufacture, test, and launch of a constellation of low earth orbit satellites, including in-orbit spare satellites (the “Space Component”), and primary and backup control centers and gateways (the “Ground Component”).

The Company records losses from the in-orbit failure of a satellite in the period it is determined that the satellite is not recoverable.

The Company reviews the carrying value of the Globalstar System for impairment whenever events or changes in circumstances indicate that the recorded value of the Space Component and Ground Component may not be recoverable. Globalstar looks to current and future undiscounted cash flows, excluding financing costs, as primary indicators of recoverability. If impairment is determined to exist, any related impairment loss is calculated based on fair value.

The Globalstar System includes costs for the design, manufacture, test, and launch of a constellation of low earth orbit satellites, including satellites put into service which were previously recorded as spare satellites and held as ground spares until the Company launched four satellites each in May and October 2007. The spare satellites and associated launch costs included costs that were considered construction-in-progress and were transferred to Globalstar System when placed into service. The Company began depreciating costs for each particular satellite over an estimated life of eight years from the date it was placed into service.

Investments

The Company accounts for its non-marketable equity investments using either the cost or equity method of accounting and includes such investments in other assets. The Company records non-marketable equity investments under the equity method if it has the ability to exercise significant influence, but not control of, the investee. Significant influence generally exists if the Company has an ownership interest representing between 20% and 50% of the voting stock of the investee. Under the equity method of accounting, the Company states investments at initial cost and adjusts the cost for subsequent additional investments and the Company’s proportionate share of earnings or losses and distributions. The Company records its share of investee earnings or losses in other income (expense), after elimination of inter-company transactions, in the accompanying consolidated statements of income (loss). For the years ended December 31, 2008, 2007 and 2006, the equity losses in investees included in other income (loss) were $0.2 million, $0 and $0, respectively. At December 31, 2008 and 2007, the Company’s investments accounted for under the equity method of accounting, were $0.8 million and $0.4 million, respectively. If the Company does not have ability to exercise significant influence over the investee, the non-marketable equity investment is recorded at cost. At December 31, 2008 and 2007, the Company’s did not have any investments accounted for under the cost method.

The Company evaluates its equity method investments for impairment when events or changes in circumstances indicate, in management’s judgment, that the carrying value of such investment may have experienced an other-than-temporary decline in value. If the estimated fair value is less than the carrying value and the Company considers the decline in value to be other than temporary, the Company recognizes the excess of the carrying value over the estimated fair value in the financial statements as an impairment.

Deferred Financing Costs

These costs represent costs incurred in obtaining long-term debt, credit facilities and long term convertible senior notes. These costs are classified as long-term other assets and are amortized as additional interest expense over the term of the corresponding debt, credit facilities or the first put option date for the long term convertible notes. As of December 31, 2008 and 2007, the Company had net deferred financing costs of $1.4 million and $0.1 million, respectively. The Company incurred an additional $4.9 million in financing costs during 2008. Approximately $0.4 million and $8.1 million of deferred financing costs were recorded as interest expense for the years ended December 31, 2008 and 2007, respectively. In December 2007, upon assignment of the amended and restated credit agreement with Wachovia Investment Holdings, LLC, as the administrative agent, to Thermo Funding Company LLC, the Company expensed all costs associated with the credit agreement to interest expense. Upon conversions of the long term convertible notes, the unamortized portion of the corresponding deferred financing costs were recognized as interest expense.

Asset Retirement Obligation

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” the Company capitalized, as part of the carrying amount, the estimated costs associated with the retirement of five gateways owned by the Company. As of December 31, 2008 and 2007, the Company had accrued approximately $720,000 and $710,000, respectively, for asset retirement obligations. The Company believes this estimate will be sufficient to satisfy the Company’s obligation under leases to remove the gateway equipment and restore the sites to their original condition.

Revenue Recognition and Deferred Revenues

Customer activation fees are deferred and recognized over four to five year periods, which approximates the estimated average life of the customer relationship. The Company periodically evaluates the estimated customer relationship life. Historically, changes in the estimated life have not been material to the Company’s financial statements.

Monthly access fees billed to retail customers and resellers, representing the minimum monthly charge for each line of service based on its associated rate plan, are billed on the first day of each monthly bill cycle. Airtime minute fees in excess of the monthly access fees are billed in arrears on the first day of each monthly billing cycle. To the extent that billing cycles fall during the course of a given month and a portion of the monthly services has not been delivered at month end, fees are prorated and fees associated with the undelivered portion of a given month are deferred. Under certain annual plans, where customers prepay for minutes, revenue is deferred until the minutes are used or the prepaid time period expires. Unused minutes are accumulated until they expire, usually one year after activation. In addition, the Company offers other annual plans whereby the customer is charged an annual fee to access our system. These fees are recognized on a straight-line basis over the term of the plan. In some cases, the Company charges a per minute rate whereby it recognizes the revenue when each minute is used.

Occasionally the Company has granted to customers credits which are expensed or charged against deferred revenue when granted.

Subscriber acquisition costs include items such as dealer commissions, internal sales commissions and equipment subsidies and are expensed at the time of the related sale.

The Company also provides certain engineering services to assist customers in developing new technologies related to our system. The revenues associated with these services are recorded when the services are rendered, and the expenses are recorded when incurred. The Company records revenues and costs associated with long term engineering contracts on the percentage-of-completion method of accounting. During 2008, 2007 and 2006, the Company recorded engineering services revenues of $1.3 million, $2.5 million and $2.1 million, respectively, and related costs of $0.2 million, $0.7 million and $1.4 million, respectively.

The Company owns and operates its satellite constellation and earns a portion of its revenues through the sale of airtime minutes on a wholesale basis to independent gateway operators. Revenue from services provided to independent gateway operators is recognized based upon airtime minutes used by customers of independent gateway operators and contractual fee arrangements. Where collection is uncertain, revenue is recognized when cash payment is received.

The Company introduced annual plans (sometimes called Liberty plans) in August 2004 and broadened their availability during the second quarter of 2005. These plans grew substantially in 2005 and 2006. These plans require users to pre-pay usage charges for the entire plan period, generally 12 months, which results in the deferral of certain of the Company’s revenues. Under its revenue recognition policy for annual plans, the Company defers revenue until the earlier of when the minutes are used or when these minutes expire. Any unused minutes are recognized as revenue at the expiration of a plan. Most of the Company’s customers have not used all the minutes that are available to them which has caused the Company to defer large amounts of service revenue. At December 31, 2008 and 2007, the Company’s deferred revenue aggregated approximately $20.6 million (of which $1.3 million was included in non-current liabilities) and $20.4 million (of which $1.0 million was included in non-current liabilities), respectively. Accordingly, significant revenues from 2007 purchases of annual plans were recognized during 2008 as the minutes were used or expired.

During the second quarter of 2007, the Company introduced an unlimited airtime usage service plan (called the Unlimited Loyalty plan) which allows existing and new customers to use unlimited satellite voice minutes for anytime calls for a fixed monthly or annual fee. The unlimited loyalty plan incorporates a declining price schedule that reduces fixed monthly fee at the completion of each calendar year through the duration of the customer agreement, which ends on June 30, 2010. Customers have an option to extend their customer agreement by one year at a discounted fixed price. The Company records revenue for this plan on a monthly basis based on a straight line average derived by computing the total fees charged over the term of the customer agreement (including the optional year) and dividing it by the number of the months. If a customer cancels prior to the ending date of the customer agreement, the balance in deferred revenue is recognized as revenue.

The Company sells SPOT satellite messenger services as annual plans and bills the customer at the time the customer activates the service. The Company defers revenue on such annual service plans upon activation and recognizes it ratably over service term.

Subscriber equipment revenue represents the sale of fixed and mobile user terminals, accessories and SPOT satellite messenger product. The Company recognizes revenue upon shipment provided title and risk of loss have passed to the customer, persuasive evidence of an arrangement exists, the fee is fixed and determinable and collection is probable.

In December 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. In some arrangements, the different revenue-generating activities (deliveries) are sufficiently separable and there exists sufficient evidence of their fair values to account separately for some or all of the deliveries (that is, there are separate units of accounting). In other arrangements, some or all of the deliveries are not independently functional, or there is not sufficient evidence of their fair values to account for them separately. EITF Issue No. 00-21 addresses when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. EITF Issue No. 00-21 does not change otherwise applicable revenue recognition criteria.

The Company does not record sales and use tax and other taxes collected from its customers in revenue.

Research and Development Expenses

Research and development costs were $3.2 million, $2.9 million and $2.3 million for the years ended December 31, 2008, 2007 and 2006, respectively, and are expensed as incurred as cost of services.

Advertising Expenses

Advertising expenses were $5.4 million, $1.5 million and $0.9 million for the years ended December 31, 2008, 2007 and 2006, respectively, and are expensed as incurred as part of marketing, general and administrative expenses.

Foreign Currency

Foreign currency assets and liabilities are remeasured into U.S. dollars at current exchange rates and revenue and expenses are translated at the average exchange rates in effect during each period. For the years ended December 31, 2008, 2007 and 2006, the foreign currency translation adjustments were $(6.2) million, $4.2 million and $0.2 million, respectively.

Foreign currency transaction gains and (losses) are included in net income. Foreign currency transaction gains (losses) were $(4.5) million, $8.2 million and $(4.0) million for the years ended December 31, 2008, 2007 and 2006, respectively. These were classified as other income or expense on the statement of operations.

Income Taxes

Until January 1, 2006, Globalstar was treated as a partnership for U.S. tax purposes (Notes 8 and 13). Generally, taxable income or loss, deductions and credits of the Company were passed through to its members. Effective January 1, 2006, Globalstar and its U.S. operating subsidiaries elected to be taxed as a corporation in the United States and began accounting for these entities under SFAS 109. Prior to January 1, 2006, Globalstar did have some corporate subsidiaries that require a tax provision or benefit using the asset and liability method of accounting for income taxes as prescribed by SFAS No. 109, “Accounting for Income Taxes.” As of December 31, 2008 and 2007, the corporate subsidiaries had gross deferred tax assets of approximately $125.1 million and $144.0 million, respectively. The Company established a valuation reserve of $125.1 million and $122.4 million as of December 31, 2008 and 2007, respectively, due to the Company’s concern over it being more likely than not that it may not utilize those deferred tax assets. On January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”). See Note 8 to the consolidated financial statements for the impact of this adoption on the Company’s financial statements.

Stock-Based Compensation

Effective January 1, 2006, as a result of its initial public offering, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”) and related interpretations, or SFAS 123(R), to account for stock-based compensation using the modified prospective transition method and therefore has not restated its prior period results. Among other things, SFAS 123(R) requires that compensation expense be recognized in the financial statements for both employee and non-employee share-based awards based on the grant date fair value of those awards. Additionally, stock-based compensation expense includes an estimate for pre-vesting forfeitures and is recognized over the requisite service periods of the awards on a straight-line basis, which is generally commensurate with the vesting term.

Segments

Globalstar operates in one segment, providing voice and data communication services via satellite. As a result, all segment-related financial information required by Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information,” or SFAS No. 131, is included in the consolidated financial statements.

Derivative Instruments

The Company had utilized derivative instruments in the form of an interest rate swap agreement and from time to time, a forward contract for purchasing foreign currency to minimize its risk from interest rate fluctuations related to its variable rate credit agreement and minimize its risk from fluctuations related to the foreign currency exchange rates, respectively. The interest rate swap agreement and the forward foreign contract were used to manage risk and were not used for trading or other speculative purposes. Derivative instruments were recorded in the balance sheet as either assets or liabilities, measured at fair value. The interest rate swap agreement and the forward foreign currency contract did not qualify for hedge accounting treatment. Changes in the fair value of the interest rate swap agreement and the forward foreign currency contract were recognized as “Interest rate derivative loss” and “Other income,” respectively, over the life of the agreements. The Company terminated the interest rate swap agreement on December 10, 2008, by making a payment of approximately $9.2 million.

Comprehensive Income (Loss)

In accordance with SFAS No. 130, “Reporting Comprehensive Income,” all components of comprehensive income (loss), including unrealized gains and losses on investment securities and foreign currency translation adjustment, are reported in the financial statements in the period in which they are recognized. Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources.

Earnings Per Share

The Company applies the provisions of SFAS No. 128, “Earnings Per Share,” which requires companies to present basic and diluted earnings per share. Basic earnings per share is computed based on the weighted-average number of common shares outstanding during the period. Common stock equivalents are included in the calculation of diluted earnings per share only when the effect of their inclusion would be dilutive.

The following table sets forth the computations of basic and diluted earnings (loss) per share (in thousands, except per share data):

	Year Ended December 31, 2008			Year Ended December 31, 2007
	Income (Numerator)	Weighted- Average Shares Outstanding (Denominator)	Per-Share Amount	Income (Numerator)	Weighted- Average Shares Outstanding (Denominator)	Per-Share Amount
Basic and Dilutive (loss) per common share
Net loss	$(15,161)	86,405	$(0.18)	$(27,925)	77,169	$(0.36)

	Year Ended December 31, 2006
	Income (Numerator)	Weighted Average Shares Outstanding (Denominator)	Per-Share Amount
Basic earnings per common share
Net income	$23,623	63,710	$0.37
Effect of Dilutive Securities
Stock options to director	—	99
GAT acquisition	—	267
Diluted earnings per common share	$23,623	64,076	$0.37

For the year ended December 31, 2008 and 2007, diluted net loss per share of Common Stock is the same as basic net loss per share of Common Stock, because the effects of potentially dilutive securities are anti-dilutive. Restricted stock awards and restricted stock units representing approximately 222,000 shares were excluded from the computation of diluted shares outstanding for the year ended December 31, 2006 as their inclusion would have been anti-dilutive.

Shares issued under the Share Lending Agreement (24.2 million shares at December 31, 2008) are included in the computation of earnings per share. See Note 13.

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”), which clarifies the definition of fair value, establishes guidelines for measuring fair value, and expands disclosures regarding fair value measurements. SFAS No. 157 does not require any new fair value measurements and eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS No. 157 initially was to be effective for the Company on January 1, 2008. However, on February 12, 2008, the FASB approved FASB Staff Position (“FSP”) FAS 157-2, which delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This FSP partially defers the effective date of Statement No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years, for items within the scope of this FSP. On January 1, 2008, the Company adopted the provisions of SFAS No. 157 that relate to establishing guidelines for measuring fair value of financial assets and liabilities and non-financial assets and non-financial liabilities that are recognized at fair value on a recurring basis. This adoption did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 allows companies to measure many financial assets and liabilities at fair value. It also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. On January 1, 2008, the Company adopted SFAS No. 159. The adoption of SFAS No. 159 did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 requires companies to provide enhanced disclosures regarding derivative instruments and hedging activities. It requires a company to convey better the purpose of derivative use in terms of the risks that it is intending to manage. Disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect a company’s financial position, financial performance, and cash flows are required. SFAS No. 161 retains the same scope as SFAS No. 133 and is effective for fiscal years and interim periods beginning after November 15, 2008. The Company is currently assessing implementation plans and does not expect the adoption of SFAS No. 161 to have a material impact, if any, on the Company’s financial position, results of operations, or cash flows.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP (the GAAP hierarchy). SFAS No. 162 supersedes the existing hierarchy contained in the U.S. auditing standards. The existing hierarchy was carried over to SFAS No. 162 essentially unchanged. The Statement becomes effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to the auditing literature. The new hierarchy is not expected to change current accounting practice in any area.

In May 2008, the FASB issued FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon either mandatory or optional conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt issued with Stock Purchase Warrants.” Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods.  As such, the initial debt proceeds from the sale of the Company’s 5.75% Senior Convertible Notes due 2028, which are discussed in more detail in Note 16, are required to be allocated between a liability component and an equity component as of the debt issuance date.   FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company adopted this FSP during the first quarter of 2009.  The Company has retrospectively recasted its results for the year ended December 31, 2008, to reflect the adoption of FSP APB 14-1.  The adoption of FSP APB 14-1 is discussed in more detail in Note 19.

In December 2008, the FASB issued FSP 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets” (FSP 132(R)-1). FSP 132(R)-1 requires additional disclosures for plan assets of defined benefit pension or other postretirement plans. The required disclosures include a description of the Company’s investment policies and strategies, the fair value of each major category of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs on changes in plan assets, and the significant concentrations of risk within plan assets. FSP 132(R)-1 does not change the accounting treatment for postretirement benefits plans. FSP 132(R)-1 is effective for the Company for fiscal year 2009.

3. ACQUISITIONS

Globalstar de Venezuela, C.A. (“GdeV”)

Pursuant to Globalstar’s continuing consolidation strategy and to enhance its presence in South America, on February 4, 2005, GdeV, an indirect (through Globalstar Canada Satellite Company “GCSC”) subsidiary of Globalstar, executed a series of agreements to acquire the mobile satellite services business assets of TE.SA.M. de Venezuela, C.A. (“TESAM”), the Globalstar service provider in Venezuela, at a cost of $1.6 million. This asset purchase was completed in two stages. The first stage, which transferred certain non-regulated assets, including the land where the Venezuelan gateway is located, was completed upon the execution of the agreements.

The second stage of the transaction, which transferred regulated assets including the gateway equipment, was completed after the Venezuelan regulatory consents were obtained in 2007. Management determined that operational control passed to New Globalstar with the completion of the first stage of the transaction in February 2005. Pursuant to the purchase agreements, GdeV paid approximately $342,000 upon execution of the agreements. The $1,250,000 balance of the purchase price is payable in sixteen quarterly installments of $78,125 (interest imputed at 7.0% resulting in a discount of approximately $250,000). Only the first two of these sixteen quarterly installments were required in advance of Venezuelan regulatory approvals. Principal and interest payments made in 2007 were $820,000. In exchange for the principal amounts outstanding of approximately $246,000, the Company issued approximately 25,471 shares of its Common Stock in December 2007. As of December 31, 2008 and 2007, there were no outstanding amounts associated with this acquisition.

The following table summarizes the Company’s allocation of the estimated values of the assets acquired and liabilities assumed in the acquisition (in thousands):

February 4, 2005
Current assets	$82
Property and equipment	1,314
Total assets acquired	1,396
Current liabilities	367
Long-term debt	687
Total liabilities assumed	1,054
Net assets acquired	$342

The Company has included the results of operations of GdeV in its consolidated financial statements from the date of acquisition.

Globalstar Americas Telecommunications, Ltd

Effective January 1, 2006, the Company consummated an agreement dated December 30, 2005 to purchase all of the issued and outstanding stock of the Globalstar Americas Holding (“GAH”), Globalstar Americas Telecommunications (“GAT”), and Astral Technologies Investment Limited (“Astral”), collectively, the “GA Companies.” The GA Companies owned assets, contract rights, and licenses necessary and sufficient to operate a satellite communications business in Panama, Nicaragua, Honduras, El Salvador, Guatemala, and Belize (collectively, the “Territory”). The Company believes the purchase of the GA Companies will further enhance Globalstar’s presence and coverage in Central America and consolidation efforts. The purchase price for the GA Companies was $5,250,500 payable substantially 100% in Globalstar Common Stock. Additionally, the Company had a $1.0 million receivable from GA Companies as of the acquisition date that was treated as a component to the total purchase price. At the time of closing of the purchase of the GA Companies, the selling stockholders received 91,986 membership units, which subsequently were converted into the same number of shares of Common Stock of the Company.

Under the terms of the acquisition agreement, the Company was obligated either to redeem the original stock issued to the selling stockholders in January 2006 for $5.2 million in cash or to pay the selling stockholders, in cash or in stock, the difference between $5.2 million and the market value of that stock multiplied by the 5-day average closing price of the Company stock for the period ending November 22, 2006. In accordance with the supplemental agreement dated December 21, 2006 with certain selling stockholders, the Company elected to make payment in Common Stock and issued approximately 259,845 shares of additional Common Stock to certain selling stockholders. Under this supplemental agreement this stock was valued at approximately $3.7 million. However, it was not registered and therefore was not marketable. Accordingly, this supplemental agreement also provided that, in order to compensate the selling stockholders for the inability to sell these shares, every month the Company paid interest on $3.7 million at the monthly New York prime rate until these shares become marketable, but not later than December 31, 2007. In accordance with the supplemental agreement, if the market value of the approximately 259,845 shares issued was less than $3.7 million at the time of registration or December 22, 2007, whichever was sooner, the Company was required to pay to these selling shareholders the difference between the market value and $3.7 million. On December 17, 2007, the Company issued 153,916 shares of the Common Stock valued at approximately $1.5 million at a price of $9.675 per share as compensation to satisfy the shortfall in the value of shares issued as well as in lieu of cash interest for 2007.

As of December 31, 2008 and 2007, no shares of redeemable Common Stock were outstanding, respectively.

During December 2006, the Company reached a settlement with the remaining selling stockholder and issued 15,109 shares of Common Stock to such stockholder. The 15,109 shares issued during December 2006 and the original 4,380 shares issued in January 2006 to this selling stockholder were not considered redeemable as of December 31, 2006.

The following table summarizes the Company’s allocation of the estimated values of the assets acquired, and liabilities assumed in the acquisition (in thousands):

January 1, 2006
Current assets	$329
Property and equipment	6,655
Intangible assets	100
Total assets acquired	7,084
Current liabilities	409
Long-term debt	287
Total liabilities assumed	696
Net assets acquired	$6,388

The results of operations of the GA Companies have been included in the Company’s consolidated financial statements from January 1, 2006.

Globalstar do Brazil

On March 25, 2008, the Company completed its acquisition of an independent gateway operator that owns and operates three gateway ground stations in Brazil. Pursuant to the terms of the acquisition, the Company acquired all of the outstanding equity of the independent gateway operator for $6.5 million, including $6.0 million payable in Common Stock of the Company and $0.6 million in release of service fees owed to the Company by the independent gateway operator. The Company also incurred transaction costs of $0.3 million. Earlier in 2008, the Company received the necessary Agencia

Nacional de Telecomunicacoes (ANATEL) regulatory approval. The acquisition allows the Company to expand its coverage in South America and engage in discussions with potential partners to provide ancillary terrestrial component or ATC-type services in Brazil.

The following table summarizes the Company’s preliminary allocation of the estimated values of the assets acquired and liabilities assumed in the acquisition (in thousands):

March 25, 2008
Current assets	$8,257
Property and equipment	8,252
Long-term assets	12,337
Total assets acquired	28,846
Current liabilities	7,684
Long-term liabilities	14,205
Total liabilities assumed	21,889
Net assets acquired	$6,957

The Company has included results of operations of Globalstar do Brazil in its consolidated financial statements from the date of acquisition. The Company’s unaudited pro forma results of operations assuming the transaction had been completed on January 1, 2008 with comparative figures for the year ended December 31, 2007 are presented in the table below.

	Year Ended December 31,
	2008	2007
	(In thousands–unaudited)
Revenues	$87,771	$105,863
Operating Expenses	145,665	127,738
Operating Loss	$(57,894)	$(21,875)
Net Loss	$(15,345)	$(28,580)
Basic loss per share	$(0.18)	$(0.37)
Diluted loss per share	$(0.18)	$(0.37)

4. PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

	December 31,
	2008	2007
Globalstar System:
Space component	$132,982	$85,142
Ground component	26,154	21,530
Second-generation satellites and related launch costs	505,468	147,998
Second-generation ground component	11,062	—
Spare satellites and related launch costs	—	47,848
Furniture and office equipment	16,872	14,417
Land and buildings	3,810	2,478
Leasehold improvements	687	717
Construction in progress	958	1,132
	697,993	321,262
Accumulated depreciation	(55,729)	(31,159)
	$642,264	$290,103

Property and equipment consists of an in-orbit satellite constellation, ground equipment, spare satellites and related launch costs, second-generation satellites and related launch costs, second-generation ground component and support equipment located in various countries around the world.

On November 30, 2006, the Company entered into a contract with Thales Alenia Space (formerly known as Alcatel Alenia Space France) to construct 48 low-earth orbit satellites. The total contract price, including subsequent additions, is approximately €670.3 million (approximately $931.1 million at a weighted average conversion rate of €1.00 = $1.3891 at December 31, 2008) including approximately €146.8 million which was paid by the Company in U.S. dollars at a fixed conversion rate of € 1.00 = $1.2940. The contract requires Thales Alenia Space to commence delivery of satellites in the third quarter of 2009, with deliveries continuing until 2013 unless Globalstar elects to accelerate delivery. At December 31, 2008, $43.5 million was held in escrow to secure the Company’s payment obligations related to its contract for the construction of its second-generation satellite constellation. Funds that the Company deposits into the escrow account to support this contract will be used to make payments under this contract in the future. At the Company’s request, Thales Alenia Space has presented a plan for accelerating delivery of the initial 24 satellites by up to four months. The expected cost of this acceleration will range from approximately €6.7 million to €13.4 million ($9.4 million to $18.9 million at €1.00 = $1.4097 at December 31, 2008). In 2007, the Company authorized the first two portions of the Thales’ four-part sequential plan with an additional cost of €4.1 million (approximately $5.9 million at €1.00 = $1.4499). The Company cannot provide assurance that the remaining acceleration will occur.

In March 2007, the Company and Thales Alenia Space entered into an agreement for the construction of the Satellite Operations Control Centers, Telemetry Command Units and In Orbit Test Equipment (collectively, the “Control Network Facility”) for the Company’s second-generation satellite constellation. This agreement complements the second-generation satellite construction contract between Globalstar and Thales Alenia Space for the construction of 48 low-earth orbit satellites and allows Thales Alenia Space to coordinate all aspects of the second-generation satellite constellation project, including the transition of first-generation software and hardware to equipment for the second generation. The total contract price for the construction and associated services is €9.2 million (approximately $13.1 million at a weighted average conversion rate of €1.00 = $1.4252) consisting of €4.1 million for the Satellite Operations Control Centers, €3.1 million for the Telemetry Command Units and €2.0 million for the In Orbit Test Equipment, with payments to be made on a quarterly basis through completion of the Control Network Facility in late 2009. Globalstar has the option to terminate the contract if excusable delays affecting Thales Alenia Space’s ability to perform the contract total six consecutive months or at its convenience. If Globalstar terminates the contract, it must pay Thales Alenia Space the lesser of its unpaid costs for work performed by Thales Alenia Space and its subcontractors or payments for the next two quarters following termination. If Thales Alenia Space has not completed the Control Network Facility acceptance review within 60 days of the due date, Globalstar will be entitled to certain liquidated damages. Failure to complete the Control Network Facility acceptance review on or before six months after the due date results in a default by Thales Alenia Space, entitling Globalstar to a refund of all payments, except for liquidated damage amounts previously paid or with respect to items where final delivery has occurred. The Control Network Facility, when accepted, will be covered by a limited one-year warranty. The contract contains customary arbitration and indemnification provisions.

On September 5, 2007, the Company and Arianespace (the “Launch Provider”) entered into an agreement for the launch of the Company’s second-generation satellites and certain pre and post-launch services. Pursuant to the agreement, the Launch Provider will make four launches of six satellites each, and the Company has the option to require the Launch Provider to make four additional launches of six satellites each. The total contract price for the first four launches is approximately $216.1 million. On July 5, 2008, the Company amended its agreement with its Launch Provider for the launch of the Company’s second-generation satellites and certain pre and post-launch services. Under the amended terms, the Company can defer payment on up to 75% of certain amounts due to the Launch Provider. The deferred payments will incur annual interest at 8.5% to 12% and become payable one month before the corresponding launch date. The launch window for the first four launches ranges from the fourth quarter of 2009 through the end of 2010 and the optional launches are available from spring 2010 through the end of 2014. Prolonged delays due to postponements by the Company or the Launch Provider may result in adjustments to the payment schedule.

To augment its existing satellite constellation, the Company successfully launched eight spare satellites in two separate launches of four satellites each on May 29, 2007 and October 21, 2007. The Company no longer has any spare satellites remaining to be launched. All of the eight spare satellites had been placed into service and were handling call traffic as of June 30, 2008.

On May 14, 2008, the Company and Hughes Network Systems, LLC (“Hughes”) entered into an agreement under which Hughes will design, supply and implement the Radio Access Network (“RAN”) ground network equipment and software upgrades for installation at a number of the Company’s satellite gateway ground stations and satellite interface chips to be a part of the User Terminal Subsystem (UTS) in various next-generation Globalstar devices. The total contract purchase price of approximately $100.8 million is payable in various increments over a period of 40 months. The Company has the option to purchase additional RANs and other software and hardware improvements at pre-negotiated prices. The RANs, when completed, will be covered by a limited one-year warranty, with an option for the Company to extend the warranty. The agreement contains customary arbitration and indemnification provisions. Future costs associated with certain projects under this contract will be capitalized once the Company has determined that technological feasibility has been achieved on these projects. As of December 31, 2008, the Company had made payments of $5.4 million under this contract and expensed $1.8 million of these payments and capitalized $3.6 million under second-generation ground component.

On October 8, 2008, the Company signed an agreement with Ericsson Federal Inc., a leading global provider of technology and services to telecom operators. According to the $22.7 million contract, Ericsson will work with the Company to develop, implement and maintain a ground interface, or core network, system that will be installed at the Company’s satellite gateway ground stations. The all Internet protocol (IP) based core network system is wireless 3G/4G compatible and will link the Company’s radio access network to the public-switched telephone network (PSTN) and/or Internet. Design of the new core network system is now underway. The agreement represents the final significant ground network infrastructure component for the Company’s next-generation of advanced IP-based satellite voice and data services.

As of December 31, 2008 and 2007, capitalized interest recorded was $37.4 million, and $1.1 million, respectively. Interest capitalized during the years ended December 31, 2008, 2007, and 2006 was $36.3 million, $0.2 million and $0.9 million, respectively. Depreciation expense for the years ended December 31, 2008, 2007 and 2006 was $26.8 million, $12.9 million and $6.6 million, respectively.

5. ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	December 31,
	2008	2007
Accrued interest	$14,957	$196
Accrued compensation and benefits	3,413	2,443
Accrued property and other taxes	3,182	4,894
Customer deposits	2,666	3,458
Accrued professional fees	1,168	1,066
Accrued commissions	448	216
Accrued telecom	433	300
Warranty reserve	101	235
Accrued Second-Generation construction and spare satellite launch costs	35	1,563
Other accrued expenses	3,595	3,279
	$29,998	$17,650

Other accrued expenses primarily include outsourced logistics services, storage, maintenance, and roaming charges.

Warranty terms extend from 90 days on equipment accessories to one year for fixed and mobile user terminals. Warranties are accounted for in accordance with SFAS No. 5, “Accounting for Contingencies,” such that an accrual is made when it is estimable and probable that a loss has been incurred based on historical experience. Warranty costs are accrued based on historical trends in warranty charges as a percentage of gross product shipments. A provision for estimated future warranty costs is recorded as cost of sales when products are shipped. The resulting accrual is reviewed regularly and periodically adjusted to reflect changes in warranty cost estimates. The following is a summary of the activity in the warranty reserve account (in thousands):

	Year Ended December 31,
	2008	2007	2006
Balance at beginning of period	$235	$879	$977
Provision	67	(177)	1,153
Utilization	(201)	(467)	(1,251)
Balance at end of period	$101	$235	$879

6. PAYABLES TO AFFILIATES

Payables to affiliates relate to normal purchase transactions, excluding interest, and are comprised of the following (in thousands):

	December 31,
	2008	2007
QUALCOMM	$2,498	$1,286
Others	846	201
	$3,344	$1,487

Thermo incurs certain general and administrative expenses on behalf of the Company, which are charged to the Company. For the years ended December 31, 2008, 2007 and 2006, total expenses were approximately $219,000, $182,000 and $49,000, respectively. For the years ended December 31, 2008, 2007 and 2006, the Company also recorded $449,000, $420,000 and $189,000, respectively, of non-cash expenses related to services provided by two executive officers of Thermo and the Company who receive no compensation from the Company which were accounted for as a contribution to capital. The Thermo expense charges are based on actual amounts incurred or upon allocated employee time. Management believes the allocations are reasonable.

7. PENSIONS AND OTHER EMPLOYEE BENEFITS

Pensions

Until June 1, 2004, substantially all Old and New Globalstar employees and retirees who participated and/or met the vesting criteria for the plan were participants in the Retirement Plan of Space Systems/Loral (the “Loral Plan”), a defined benefit pension plan. The accrual of benefits in the Old Globalstar segment of the Loral Plan was curtailed, or frozen, by the administrator of the Loral Plan as of October 23, 2003. Prior to October 23, 2003, benefits for the Loral Plan were generally based upon contributions, length of service with the Company and age of the participant. On June 1, 2004, the assets and frozen pension obligations of the Globalstar Segment of the Loral Plan were transferred into a new Globalstar Retirement Plan (the “Globalstar Plan”). The Globalstar Plan remains frozen and participants are not currently accruing benefits beyond those accrued as of October 23, 2003. Globalstar’s funding policy is to fund the Globalstar Plan in accordance with the Internal Revenue Code and regulations.

Components of the net periodic pension cost of the Company’s contributory defined benefit pension plan for the years ended December 31, were as follows (in thousands):

	2008	2007	2006
Interest cost	$759	$761	$735
Expected return on plan assets	(843)	(802)	(697)
Actuarial loss, net	16	62	91
Net periodic pension cost (income)	$(68)	$21	$129

As of the measurement date (December 31), the status of the Company’s defined benefit pension plan was as follows (in thousands):

	2008	2007
Benefit obligation, beginning of year	$13,183	$13,366
Interest cost	759	761
Actuarial (gain) loss	248	(165)
Benefits paid	(737)	(779)
Benefit obligation, end of year	$13,453	$13,183
Fair value of plan assets, beginning of year	$11,404	$10,844
Actual return (loss) on plan assets	(2,441)	896
Employer contributions	444	443
Benefits paid	(736)	(779)
Fair value of plan assets, end of year	$8,671	$11,404
Funded status, end of year	$(4,782)	$(1,779)
Unrecognized net actuarial loss	5,180	1,664
Net amount recognized	$398	$(115)
Amounts recognized on the balance sheet consist of:
Accrued pension liability	$(4,782)	$(1,779)
Accumulated other comprehensive loss	5,180	1,664
Net amount recognized	$398	$(115)

At December 31, 2008, and 2007, the fair value of plan assets less benefit obligation was recognized as a non-current liability on the Company’s balance sheet in the amount of $4.8 million and $1.8 million, respectively.

The assumptions used to determine the benefit obligations at December 31 were as follows:

	2008	2007
Discount rate	5.75%	6.00%
Rate of compensation increase	N/A	N/A

The principal actuarial assumptions to determine net period benefit cost for the years ended December 31 were as follows:

	2008	2007	2006
Discount rate	6.00%	5.75%	5.50%
Expected rate of return on plan assets	7.50%	7.50%	7.50%
Rate of compensation increase	N/A	N/A	N/A

The assumptions, investment policies and strategies for the Globalstar Plan are determined by the Globalstar Plan Committee. Prior to June 1, 2004, the assumptions, investment policies and strategies for the Globalstar segment of the Loral Plan were determined by the Loral Plan Committee. The expected long-term rate of return on pension plan assets is selected by taking into account the expected duration of the projected benefit obligation for the plans, the asset mix of the plans and the fact that the plan assets are actively managed to mitigate risk.

The defined benefit pension plan asset allocation as of the measurement date (December 31) and the target asset allocation, presented as a percentage of total plan assets were as follows:

	2008	2007	Target Allocation
Debt securities	50%	42%	35%-50%
Equity securities	47%	54%	50%-60%
Other investments	3%	4%	0%-5%
Total	100%	100%

The benefit payments to retirees are expected to be paid as follows (in thousands):

Years Ending December 31,
2009	$779
2010	791
2011	817
2012	838
2013	855
2014-2018	$4,383

For the years ended December 31, 2008 and 2007, the Company contributed $444,000 and $443,000, respectively, to the Globalstar Plan. The Company expects to contribute a total of approximately $358,000 to the Globalstar Plan in 2009.

Other Employee Plans

The Company has established various other employee benefit plans which include an employee incentive program and other employee/management incentive compensation plans. The employee/management compensation plans are based upon annual performance measures and other criteria and are paid in shares of the Company’s Common Stock. The total expenses related to these plans for the years ended December 31, 2008, 2007 and 2006 were $12.5 million, $9.6 million and $3.6 million, respectively.

On August 1, 2001, Old Globalstar adopted a defined contribution employee savings plan, or “401(k),” which provided that Old Globalstar would match the contributions of participating employees up to a designated level. Prior to August 1, 2001, Old Globalstar’s employees participated in the Loral 401(k) plan. This plan was continued by New Globalstar. Under this plan, the matching contributions were approximately $508,000, $341,000 and $437,000 for 2008, 2007 and 2006, respectively.

8. TAXES

Until January 1, 2006, the Company was taxed as a partnership for U.S. tax purposes (Note 12). Generally, taxable income or loss, deductions and credits of the Company were passed through to its members. Effective January 1, 2006, the Company elected to be taxed as a corporation, and thus subject to the provisions as prescribed under Subchapter C of the Internal Revenue Code. The Company also began accounting for income taxes under Statement of Financial Accounting Standards (“SFAS”) No. 109 “Accounting for Income Taxes” (February 1997).

Under SFAS No. 109, the Company recognizes deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, operating losses and tax credit carryforwards. The Company measures deferred tax assets and liabilities using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company recognizes the effect on deferred tax assets and liabilities of a change in tax rates in income in the period that includes the enactment date.

The Company also recognizes valuation allowances under SFAS No. 109 to reduce deferred tax assets to the amount that is more likely than not to be realized. In assessing the likelihood of realization, management considers: (i) future reversals of existing taxable temporary differences; (ii) future taxable income exclusive of reversing temporary differences and carryforwards; (iii) taxable income in prior carryback year(s) if carryback is permitted under applicable tax law; and (iv) and tax planning strategies.

SFAS No. 109 also requires that when an enterprise changes its tax status from non-taxable to taxable, the effect of recognizing deferred tax assets and liabilities is included in income from continuing operations in the period of change. As a result of the Company’s election to be taxed as a corporation effective January 1, 2006, the Company recognized gross deferred tax assets and gross deferred tax liabilities of approximately $204.2 million and $0.1 million, respectively.

The components of income tax expense (benefit) were as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Current:
Federal tax (benefit)	$—	$—	$—
State tax	21	98	102
Foreign tax	(1,302)	3,320	4,045
Total	(1,281)	3,418	4,147
Deferred:
Federal and state tax (benefit)	(2,763)	—	(20,039)
Foreign tax (benefit)	1,761	(554)	1,821
Total	(1,002)	(554)	(18,218)
Income tax expense (benefit)	$(2,283)	$2,864	$(14,071)

U.S. and foreign components of income (loss) before income taxes are presented below (in thousands):

	Year Ended December 31,
	2008	2007	2006
U.S. income (loss)	$1,003	$(17,545)	$5,120
Foreign income (loss)	(18,447)	(7,516)	4,432
Total income (loss) before income taxes	$(17,444)	$(25,061)	$9,552

As of December 31, 2008, the Company had cumulative U.S. and foreign net operating loss carryforwards for income tax reporting purposes of approximately $196.0 million and $52.8 million, respectively. As of December 31, 2007, the Company had cumulative U.S. and foreign net operating loss carryforwards for income tax reporting purposes of approximately $173.0 million and $53.0 million, respectively. The net operating loss carryforwards expire on various dates beginning in 2009 and some of which do not expire.

The Company has not provided for United States income taxes and foreign withholding taxes on approximately $2.4 million of undistributed earnings from certain foreign subsidiaries indefinitely invested outside the United States. Should the Company decide to repatriate these foreign earnings, the Company would have to adjust the income tax provision in the period in which management believes the Company would repatriate the earnings.

In May 2008, the Company entered into a $150.0 million convertible senior note transaction. During the fourth quarter of 2008, some of these note holders converted or exchanged their notes for Common Stock, which resulted in a taxable gain in the U.S. of approximately $71.8 million. On January 1, 2009, the Company adopted FSP APB 14-1, which was effective retrospectively.  Prior to the adoption of FSP APB 14-1, the Company had recorded the net tax effect of the conversions and exchanges of its Notes during the fourth quarter of 2008 against additional —paid-in-capital and reduced its deferred tax asset at December 31, 2008.  The adoption of FSP APB 14-1 resulted in the Company’s recording of a gain from the exchanges and conversions of the Notes.

The components of net deferred income tax assets were as follows (in thousands):

	December 31,
	2008	2007
Federal and foreign net operating loss and credit carryforwards	$75,121	$77,218
Property and equipment	35,286	61,312
Accruals and reserves	14,714	5,475
Deferred tax assets before valuation allowance	125,121	144,005
Valuation allowance	(125,121)	(122,445)
Net deferred income tax assets	$—	$21,660

The change in the valuation allowance during the years ended December 31, 2008, 2007, and 2006 was $2.7 million, $7.2 million, and $183.7 million, respectively.

The actual provision for income taxes differs from the statutory U.S. federal income tax rate as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Provision at U.S. statutory rate of 35%	$(6,106)	$(8,762)	$3,344
Nontaxable partnership interest	—	—	—
State income taxes, net of federal benefit	60	(1,053)	461
Incorporation of U.S. company	—	—	(21,378)
Change in valuation allowance	1,698	7,195	1,304
Effect of foreign income tax at various rates	759	1,664	1,588
Foreign losses with no tax benefit	4,666	1,445	—
Permanent differences	1,322	1,072	—
Other (including amounts related to prior year tax matters)	(4,682)	1,303	610
Total	$(2,283)	$2,864	$(14,071)

Tax Audits

The Company has been notified that one of its subsidiaries and its predecessor, Globalstar L.P., are currently under audit for the 2004 and 2005 tax years. During the audit period, the Company and the subsidiary were taxed as partnerships. Neither the Company nor any of its subsidiaries, except for the one noted above, are currently under audit by the Internal Revenue Service (“IRS”) or by any state jurisdiction in the United States. The Company’s corporate U.S. tax returns for 2006 and 2007 and U.S. partnership tax returns filed for years before 2006 remain subject to examination by tax authorities. As a partnership, the Company did not pay entity level taxes during the years before 2006. Accordingly, any adjustments to the 2004 and 2005 returns would not cause the Company to have additional tax expense. However, if there is any adjustment to the basis of the assets, this could reduce the allowed depreciation in 2006 and 2007. The potential impact of such possibilities has been considered in the FIN 48 analysis. State income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to one year after formal notification to the states. In the Company’s international tax jurisdictions, numerous tax years remain subject to examination by tax authorities, including tax returns for 2001 and subsequent years in most of the Company’s major international tax jurisdictions.

FIN 48

The reconciliation of the Company’s unrecognized tax benefits is as follows (in thousands):

2008
Gross unrecognized tax benefits at January 1, 2008	$74,233
Gross increases based on tax positions related to current year	6,558
Reductions to tax positions related to prior yearsAudit settlements paid during 2008	—
Gross unrecognized tax benefits at December 31, 2008	$80,791

The total unrecognized tax benefit of $80.8 million at December 31, 2008 included $4.3 million which, if recognized, would reduce the effective income tax rate in future periods.

As of January 1, 2007, the Company adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes, issued July 2006, and interpretation of SFAS No. 109, as supplemented by FASB Financial Staff Position FIN 48-1, Definition of Settlement in FASB Interpretation No. 48, issued May 2, 2007. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position if required to meet before being recognized in the financial statements. FIN 48 also prescribes guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The minimum threshold is defined in FIN 48 as the tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit is measured as the largest amount of benefit that is greater than fifty percent likely to be realized upon ultimate settlement. FIN 48 must be applied to all existing tax positions upon initial adoption. The provisions of FIN 48 are effective January 1, 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to retained earnings in the year of adoption.

Prior to the Company’s adoption of FIN 48, its policy was to classify interest and penalties as an operating expense in arriving at pretax income. The Company has computed interest on the difference between the tax position recognized in accordance with FIN 48 and the amount previously taken or expected to be taken in its tax returns. Upon adoption of FIN 48, the Company has elected an accounting policy to also classify accrued interest and penalties related to unrecognized tax benefits in its income tax provision.

In connection with the FIN 48 adjustment, at December 31, 2008 and 2007, the Company recorded interest and penalties of $772,000 and $231,000 respectively. In addition, the Company had accrued penalties and interest of $500,000 and $290,000, respectively, in regard to un-filed returns at January 1, 2008. The Company credited these amounts to income in 2008 as a result of foreign tax strategies implemented during the year. Accordingly, at December 31, 2008, the Company had no penalties or interest accrued.

It is anticipated that the amount of unrecognized tax benefit reflected at December 31, 2008 will not materially change in the next 12 months; any changes are not anticipated to have a significant impact on the results of operations, financial position or cash flows of the Company.

The Company is subject to income taxes in the U.S. and numerous foreign jurisdictions. Significant judgment is required in evaluating its tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. The Company evaluates these tax positions in accordance with the requirements of FIN 48.

9. GEOGRAPHIC INFORMATION

The revenue by geographic location is presented net of eliminations for intercompany sales, and is as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Service:
United States	$32,092	$43,214	$46,417
Canada	19,500	26,445	32,820
Central and South America	5,947	2,883	3,934
Europe	3,521	4,692	5,891
Others	734	1,079	2,975
Total service revenue	61,794	78,313	92,037
Subscriber equipment:
United States	12,513	7,303	22,764
Canada	6,886	5,656	8,031
Central and South America	2,601	1,161	4,210
Europe	1,895	5,334	4,802
Others	366	631	4,827
Total subscriber equipment revenue	24,261	20,085	44,634
Total revenue	$86,055	$98,398	$136,671

The long-lived assets (property and equipment) by geographic location are as follows (in thousands):

	December 31,
	2008	2007
Long-lived assets:
United States	$631,857	$283,222
Canada	919	1,314
Europe	130	573
Central and South America	7,082	4,117
Others	2,276	877
Total long-lived assets	$642,264	$290,103

10. OTHER RELATED PARTY TRANSACTIONS

Since 2005, Globalstar has issued separate purchase orders for additional phone equipment and accessories under the terms of previously executed commercial agreements with QUALCOMM. Within the terms of the commercial agreements, the Company paid QUALCOMM approximately 7.5% to 25% of the total order as advances for inventory. As of December 31, 2008 and 2007, total advances to QUALCOMM for inventory were $9.2 million and $9.7 million, respectively. As of December 31, 2008 and 2007, the Company had outstanding commitment balances of approximately $49.4 million and $57.0 million, respectively. On October 28, 2008, the Company amended its agreement with QUALCOMM to extend the term for 12 months and defer delivery of mobile phones and related equipment until 2010.

As required by the lender under the Company’s then-current credit agreement discussed below, the Company executed an agreement with Thermo Funding Company LLC, an affiliate of Thermo (“Thermo Funding”), to provide Globalstar up to an additional $200.0 million of equity via an irrevocable standby stock purchase agreement. The irrevocable standby purchase agreement allowed the Company to put up to 12,371,136 shares of its Common Stock to Thermo Funding at a predetermined price of approximately $16.17 per share when the Company required additional liquidity or upon the occurrence of certain other specified events. Thermo Funding also could elect to purchase the shares at any time. Minority stockholders of Globalstar as of June 15, 2006 who were accredited investors and who received at least thirty-six shares of Globalstar Common Stock as a result of the Old Globalstar bankruptcy will be provided an opportunity to acquire Common Stock on the same terms. By November 2007, Thermo Funding had purchased all the Common Stock subject to the agreement and fully satisfied its commitment.

On August 16, 2006, the Company entered into an amended and restated credit agreement with Wachovia Investment Holdings, LLC, as administrative agent and swingline lender, and Wachovia Bank, National Association, as issuing lender, which was subsequently amended on September 29 and October 26, 2006. On December 17, 2007, Thermo Funding was assigned all the rights (except indemnification rights) and assumed all the obligations of the administrative agent and the lenders under the amended and restated credit agreement and the credit agreement was again amended and restated. See Note 16.

During each of the years ended December 31, 2008, 2007 and 2006, the Company employed, in non-executive positions, certain immediate family members of its executive officers. The aggregate compensation amounts recognized for these immediate family members during the years ended December 31, 2008, 2007 and 2006 were $0.3 million for each year.

In 2008, the Company purchased approximately $7.7 million of services and equipment from a company whose chairman serves as a member of the Company’s board of directors.

Purchases and other transactions with Affiliates

Total purchases and other transactions from affiliates, excluding interest, are as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
QUALCOMM	$9,650	$39,883	$57,515
Other affiliates	7,936	188	796
Total	$17,586	$40,071	$58,311

11. COMMITMENTS AND CONTINGENCIES

Future Minimum Lease Obligations

Globalstar currently has several operating leases for facilities throughout the United States and around the world, including California, Florida, Texas, Canada, Ireland, France, Venezuela, Brazil, Panama, and Singapore. The leases expire on various dates through August 2015. The following table presents the future minimum lease payments (in thousands):

Years Ending December 31,
2009	$1,358
2010	738
2011	766
2012	778
2013	680
Thereafter	248
Total minimum lease payments	$4,568

Rent expense for the years ended December 31, 2008, 2007 and 2006 were approximately $1.6 million, $1.4 million and $1.4 million, respectively.

Contractual Obligations

The Company has purchase commitments with QUALCOMM, Thales, Arianespace, Ericsson, Hughes and other venders totaling approximately $303.9 million, $299.3 million, $174.9 million, $116.2 million, $94.2 million and $0 million in 2009, 2010, 2011, 2012, 2013 and thereafter, respectively. The Company expects to fund its long-term capital needs with any remaining funds available under its credit agreement, cash flow, which it expects will be generated primarily from sales of its Simplex products and services, including its new SPOT products and services, and the incurrence of additional indebtedness, additional equity financings or a combination of these potential sources of funds.

Litigation

From time to time, the Company is involved in various litigation matters involving ordinary and routine claims incidental to our business. Management currently believes that the outcome of these proceedings, either individually or in the aggregate, will not have a material adverse effect on the Company’s business, results of operations or financial condition. The Company is involved in certain litigation matters as discussed below.

IPO Securities Litigation.  On February 9, 2007, the first of three purported class action lawsuits was filed against the Company, its CEO and CFO in the Southern District of New York alleging that the Company’s registration statement related to its initial public offering in November 2006 contained material misstatements and omissions. The Court consolidated the three cases as Ladmen Partners, Inc. v. Globalstar, Inc., et al., Case No. 1:07-CV-0976 (LAP), and appointed Connecticut Laborers’ Pension Fund as lead plaintiff. On September 30, 2008, the court granted the Company’s motion to dismiss the plaintffs’ Second Amended Complaint with prejudice. Plaintiffs filed a notice of appeal to the U.S. Second Circuit Court of Appeals. Plaintiffs (now appellants) filed their brief on January 29, 2009, and the Company’s responsive brief was filed March 30, 2009.

Stickrath v. Globalstar, Inc.  On April 7, 2007, Kenneth Stickrath and Sharan Stickrath filed a purported class action complaint against the Company in the U.S. District Court for the Northern District of California, Case No. 07-cv-01941. The complaint is based on alleged violations of California Business & Professions Code § 17200 and California Civil Code § 1750, et seq., the Consumers’ Legal Remedies Act. In July 2008 the Company filed a motion to deny class certification and a motion for summary judgment. The court deferred action on the class certification issue but granted the motion for summary judgment on December 22, 2008. The court did not, however, dismiss the case with prejudice but rather allowed counsel for plaintiffs to amend the complaint and substitute one or more new class representatives. On January 16, 2009, counsel for the plaintiffs filed a Third Amended Class Action Complaint. The Company filed its answer on February 2, 2009. The Company will continue to seek to have class certification denied and the case dismissed with prejudice.

Appeal of FCC S-Band Sharing Decision.  This case is Sprint Nextel Corporation’s petition in the U.S. Court of Appeals for the District of Columbia Circuit for review of, among others, the FCC’s April 27, 2006, decision regarding sharing of the 2495-2500 MHz portion of the Company’s radiofrequency spectrum. This is known as “The S-band Sharing Proceeding.” The Court of Appeals has granted the FCC’s motion to hold the case in abeyance while the FCC considers the petitions for reconsideration pending before it. The Court has also granted the Company’s motion to intervene as a party in the case. The Company cannot determine when the FCC might act on the petitions for reconsideration.

Appeal of FCC L-Band Decision.  On November 9, 2007, the FCC released a Second Order on Reconsideration, Second Report and Order and Notice of Proposed Rulemaking. In the Report and Order (“R&O”) portion of the decision, the FCC effectively decreased the L-band spectrum available to the Company while increasing the L-band spectrum available to Iridium by 2.625 MHz. On February 5, 2008, the Company filed a notice of appeal of the FCC’s decision in the U.S. Court of Appeals for the D.C. Circuit. Briefs were filed and oral argument was held on February 17, 2009. The Company does not expect a decision until the third quarter of 2009.

Appeal of FCC ATC Decision.  On October 31, 2008, the FCC issued an Order granting us modified Ancillary Terrestrial Component (“ATC”) authority. The modified authority allows the Company and Open Range Communications, Inc. to implement their plan to roll out ATC service in rural areas of the United States. On December 1, 2008, Iridium Satellite filed a petition with the U.S. Court of Appeals for the District of Columbia Circuit for review of the FCC’s Order. On the same day, CTIA-The Wireless Association petitioned the FCC to reconsider its Order. The court has granted the FCC’s motion to hold the appeal in abeyance pending the FCC’s decision on reconsideration.

Patent Infringement.  On July 2, 2008, the Company’s subsidiary, Spot LLC, received a notice of patent infringement from Sorensen Research and Development. Sorensen asserts that the process used to manufacture the Spot Satellite Personal Tracker violates a U.S. patent held by Sorensen. The manufacturer, Axonn LLC, has assumed responsibility for managing the case under an indemnity agreement with the Company and Spot LLC. Axonn was unable to negotiate a mutually acceptable settlement with Sorensen, and on January 14, 2009, Sorensen filed a complaint against Axonn, Spot LLC and the Company in the U.S. District Court for the Southern District of California. The Company has filed an answer and counterclaim and a motion to stay the proceeding pending completion of the re-examination of the subject patent, which is now underway.

Sales and Use Tax.  The Company is under a sales and use tax examination by the California Board of Equalization for tax years ended 2005, 2006 and 2007. The Company believes that the amount accrued on its books related to sales and use tax contingency is adequate.

12. INCORPORATION AND RECAPITALIZATION

In preparation for meeting its commitments to register Globalstar shares of Common Stock under the Securities Exchange Act of 1934, Globalstar elected to be taxed as a C corporation effective January 1, 2006. Effective March 17, 2006, Globalstar was converted from a limited liability company into a corporation under Delaware law. On that date, the Company’s 61,947,654 issued and outstanding membership units (adjusted for a subsequent six-for-one stock split) were automatically converted into a like number of shares of Common Stock, its limited liability company agreement was replaced by a certificate of incorporation and bylaws, and its name was changed to Globalstar, Inc. In connection with its conversion into a corporation, the Company established three classes of $0.0001 par value Common Stock, Series A (300,000,000 shares authorized); Series B (20,000,000 shares authorized); and Series C (480,000,000 shares authorized). All classes of Common Stock had identical rights and privileges except with respect to their rights to elect directors. Series A holders were entitled to elect two directors, Series B holders to elect one director, and Series C holders to elect up to five directors. Under the applicable Delaware statute, all assets and liabilities of the limited liability company became the property of and were deemed to be assumed by the corporation. On October 25, 2006, the Company amended and restated its certificate of incorporation to, among other things, create a single class of Common Stock and convert each share of the Company’s three series of Common Stock into one share of a single series of Common Stock. Immediately following the filing of the amended and restated certificate of incorporation, a six-for-one stock split (in the form of a five-shares-for-one-share stock dividend), which had been pre-approved by the Company’s board of directors, was effected. All references to shares of Common Stock and membership interests and their respective per-unit amounts in these consolidated financial statements and notes to consolidated financial statements have been restated to reflect the effect of this stock split on a retroactive basis as if it had occurred on January 1, 2004. Except where otherwise expressly indicated, the information in these notes also gives effect to the conversion of the Company’s three series of Common Stock into a single series of Common Stock.

Pursuant to the operating agreement of Globalstar, in connection with its conversion to a Delaware corporation, Globalstar was obligated to distribute $685,848 to Thermo. This amount represents a deferred payment of interest that accrued from December 6, 2003 to April 14, 2004 on loans made by Thermo to Globalstar that were converted to equity on April 14, 2004. In connection with the negotiation of Globalstar’s credit agreement, Thermo agreed to defer receipt of this payment until the completion of the Company’s initial public offering. As permitted by its credit agreement, Globalstar distributed the $685,848 to Thermo on December 12, 2006.

On November 2, 2006, the Company completed its initial public offering and sold 7,500,000 shares of its Common Stock at $17.00 per share. The Company received cash proceeds, net of underwriting fees and other offering expenses, of approximately $116.6 million.

13. EQUITY INCENTIVE PLAN

The Company’s 2006 Equity Incentive Plan (the “Equity Plan”) is a broad based, long-term retention program intended to attract and retain talented employees and align stockholder and employee interests. In January 2008, the Company’s Board of Directors approved the addition of approximately 1.7 million shares of the Company’s Common Stock to the shares available for issuance under the Equity Plan. The Company’s stockholders approved the Amended and Restated Equity Plan on May 13, 2008, which added an additional 3.0 million shares of the Company’s Common Stock to the shares available for issuance under the Equity Plan. At December 31, 2008, the number of shares of Common Stock that remained available for issuance under the Equity Plan was approximately 3.0 million. In January 2009, the Company’s Board of Directors approved an additional 2.7 million shares of the Company’s Common Stock to the shares available for issuance under the Equity Plan. Equity awards granted to employees in 2008 under the Equity Plan consisted of primarily restricted stock awards and restricted stock units. Equity awards generally vest over a period of 2-5 years from the date of grant. The fair value of the restricted stock awards and restricted stock units is based upon the fair value of the Company’s Common Stock on the date of grant.

Effective January 1, 2006, the Company adopted the provisions of SFAS 123 (R), as discussed in Note 2. For the years ended December 31, 2008, 2007 and 2006, the total compensation costs charged against income were $12.5 million, $9.6 million and $1.2 million, respectively. The total tax benefit recognized in 2008, 2007 and 2006 for these equity awards was approximately $0.7 million, $0.4 million and $0.3 million, respectively. For the years ended December 31, 2008 and 2007, the stock compensation costs capitalized as a part of the second-generation constellation was $0.5 million and

$0.2 million, respectively. The Company did not capitalize any stock compensation expense during 2006. At December 31, 2008 and 2007, the amount related to non-vested shares expected to be amortized over the remaining vesting period was $4.2 (excluding $9.5 million of expected amortization related to the Company’s Executive Incentive Compensation Plan) and $4.0 million, respectively. At December 31, 2008 and 2007, the weighted average remaining vesting term of the non-vested shares was 1.2 years and 2.5 years, respectively.

Effective August 10, 2007 (the “Effective Date”), the board of directors, upon recommendation of the Compensation Committee, approved the concurrent termination of the Company’s Executive Incentive Compensation Plan and awards of restricted stock or restricted stock units under the Company’s 2006 Equity Incentive Plan to five executive officers (the “Participants”). Each award agreement provides that the recipient will receive awards of restricted Common Stock (or, for the non-U.S. Participant, restricted stock units, which upon vesting, each entitle him to one share of Globalstar Common Stock). Total benefits per Participant (valued at the grant date) are approximately $6.0 million, which represents an increase of approximately $1.5 million in potential compensation compared to the maximum potential benefits under the Executive Incentive Compensation Plan. However, the new award agreements extend the vesting period by up to two years through 2011 and provide for payment in shares of Common Stock instead of cash, thereby enabling the Company to conserve its cash for capital expenditures for the procurement and launch of its second-generation satellite constellation and related ground station upgrades. One of the original five Participants left the employ of the Company in January 2009 and agreed to provide consulting services through December 31, 2009. If he fulfills all the terms of the consulting agreement, he will receive all but $750,000 of the original compensation in accordance with a modified vesting schedule. At December 31, 2008, the amount related to non-vested share awards related to the Company’s Executive Incentive Compensation Plan expected to be amortized over the remaining vesting period was $9.5 million of which $1.3 million is related to share awards that have not been issued as of December 31, 2008 and have not been included in the table below. In accordance with the Company’s Executive Incentive Compensation Plan, additional shares equivalent to approximately $3.8 million will be issued upon vesting in the second quarter of 2009.

In accordance with SFAS 123 (R), the Company adjusts its estimates of expected equity awards forfeitures based upon its review of recent forfeiture activity and expected future employee turnover. The effect of adjusting the forfeiture rate for all expense is recognized in the period in which the forfeiture estimate is changed. The effect of forfeiture adjustments for the year ended December 31, 2008 was $1.4 million. The effect of changes to the forfeiture estimates during the years ended December 31, 2007 and 2006 was insignificant.

A summary of the nonvested shares under the Company’s restricted stock and restricted unit awards as of December 31, 2008 and changes during the year ended December 31, 2008, is presented below:

	2008		2007		2006
Issued Nonvested Restricted Stock Awards and Restricted Stock Units	Shares	Weighted- Average Grant- Date Fair Value Per Share	Shares	Weighted- Average Grant- Date Fair Value Per Share	Shares	Weighted- Average Grant- Date Fair Value Per Share
Outstanding at January 1	1,618,743	$15.00	221,873	$15.00	—	$0.00
Granted	2,297,173	4.12	1,470,138	10.29	294,532	15.00
Vested	(1,387,668)	3.44	(50,095)	9.97	(70,124)	15.00
Forfeited	(44,836)	9.71	(23,173)	14.41	(2,535)	15.00
Outstanding at December 31	2,483,412	$8.92	1,618,743	$11.06	221,873	$15.00

14. DERIVATIVES

In July 2006, in connection with entering into its credit agreement, which provides for interest at a variable rate (Note 16), the Company entered into a five-year interest rate swap agreement. The interest rate swap agreement reflected a $100.0 million notional amount at a fixed interest rate of 5.64%. The fair value of the interest rate swap agreement as measured on a recurring basis as of December 31, 2007 and 2006 was $5.9 million and $2.7 million, respectively. The interest rate swap agreement was terminated on December 10, 2008 by the Company making a payment of approximately $9.2 million.

The increase in fair value of the interest rate swap agreement liability, for the year ended December 31, 2008, 2007 and 2006, of approximately $3.3 million, $3.2 million and $2.7 million, respectively, was recognized as “Interest rate derivative loss” in the accompanying Consolidated Statements of Operations.

15. OTHER COMPREHENSIVE INCOME (LOSS)

The components of other comprehensive income (loss) were as follows (in thousands):

	December 31,
	2008	2007
Accumulated minimum pension liability adjustment	$(5,180)	$(1,664)
Accumulated net foreign currency translation adjustment	(1,124)	5,075
Total accumulated other comprehensive income (loss)	$(6,304)	$3,411

16. BORROWINGS

Current portion of long term debt

Current portion of long term debt consists of $33.6 million due to the Company’s vendors under vendor financing agreements at December 31, 2008. Details of vendor financing agreements are described later in this Note.

Long Term Debt:

Long term debt consists of the following (in thousands):

	December 31, 2008	December 31, 2007
	(In Thousands)
Amended and restated Credit Agreement:
Term Loan	$100,000	$—
Revolving credit loans	66,050	50,000
Total Borrowings under Amended and restated Credit Agreement	166,050	50,000
5.75% Convertible Senior Notes due 2028	48,670	—
Vendor Financing	23,625	—
Total long term debt	$238,345	$50,000

Amended and restated credit agreement

On August 16, 2006, the Company entered into an amended and restated credit agreement with Wachovia Investment Holdings, LLC, as administrative agent and swingline lender, and Wachovia Bank, National Association, as issuing lender, which was subsequently amended on September 29 and October 26, 2006. On December 17, 2007, Thermo Funding was assigned all the rights (except indemnification rights) and assumed all the obligations of the administrative agent and the lenders under the amended and restated credit agreement and the credit agreement was again amended and restated. On December 18, 2008, the Company entered into a First Amendment to Second Amended and Restated Credit Agreement with Thermo Funding, as lender and administrative agent, to increase the amount available to Globalstar under the revolving credit facility from $50.0 million to $100.0 million. The credit agreement as currently in effect provides for a $100.0 million revolving credit facility and a $100.0 million delayed draw term loan facility. As of December 31, 2008, the Company had drawn $66.1 million of the revolving credit facility and the entire $100.0 million delayed draw term loan facility was outstanding. As of December 31, 2007, the Company had drawn $50.0 million of the revolving credit facility but none of the delayed draw term loan was outstanding.

All loans will mature on December 31, 2012. Revolving credit loans bear interest at LIBOR plus 4.25% to 4.75% or the greater of the prime rate or Federal Funds rate plus 3.25% to 3.75%. The delayed draw term loan bears interest at either 5% plus the greater of the prime rate and the Federal Funds rate plus 0.5%, or LIBOR plus 6%. The delayed draw term loan facility bore an annual commitment fee of 2.0% until drawn or terminated. Commitment fees related to the loans, incurred during the years ended December 31, 2008, 2007 and 2006, were $0.1 million, $2.3 million and $1.0 million, respectively. The revolving credit loan facility bears an annual commitment fee of 0.5% until drawn or terminated. Additional term loans will bear interest at rates to be negotiated. To hedge a portion of the interest rate risk with respect to the delayed draw term loan, the Company entered into a five-year interest rate swap agreement. This interest rate swap agreement was terminated on December 10, 2008. The loans may be prepaid without penalty at any time. On September 29, 2008, the Company and Thermo agreed that, effective May 26, 2008, all payment of interest on the debt will be deferred until 45 days after Thermo provides notice that the interest is then payable. Interest accrues on this outstanding interest at the same rate as the underlying loan and was compounded on December 31, 2008 and annually thereafter.

The credit agreement limits the amount of the Company’s capital expenditures, requires the Company to maintain minimum liquidity of $5.0 million and provides that as of the end of the second full fiscal quarter after the Company places 24 of its second-generation satellites into service and at the end of each fiscal quarter thereafter, the Company must maintain a consolidated senior secured leverage ratio of not greater than 5.0 to 1.0. The Company was in compliance with the debt covenants at December 31, 2008. Additionally, the credit agreement limits the Company’s ability to make dividend payments and other distributions.

5.75% Convertible Senior Notes due 2028

On April 10, 2008, the Company entered into an Underwriting Agreement (the “Convertible Notes Underwriting Agreement”) with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. (together, the “Convertible Notes Underwriters”) relating to the sale by the Company of $135.0 million aggregate principal amount of its 5.75% Convertible Senior Notes due 2028 (the “Notes”). Pursuant to the Convertible Notes Underwriting Agreement, the Company granted the Convertible Notes Underwriters a 30-day option to purchase up to an additional $15.0 million aggregate principal amount of the Notes solely to cover over-allotments, if any.

The sale of $135.0 million aggregate principal amount of the Notes was completed on April 15, 2008. The Convertible Notes Underwriters subsequently executed their over-allotment option and purchased an additional $15.0 million aggregate principal amount of the Notes on May 8, 2008. The sale of the Notes was registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (File No. 333-149798), as supplemented by a prospectus supplement and a free-writing prospectus, both dated April 10, 2008.

The Notes were issued under a Senior Indenture, entered into and dated as of April 15, 2008 (the “Base Indenture”), between the Company and U.S. Bank, National Association, as trustee (the “Trustee”), supplemented by a First Supplemental Indenture with respect to the Notes, entered into and dated as of April 15, 2008 (the “Supplemental Indenture”), between the Company and the Trustee (the Base Indenture and the Supplemental Indenture, collectively, the “Indenture”). Also, pursuant to the Indenture, the Company, the Trustee and U.S. Bank, National Association, as escrow agent (the “Escrow Agent”), entered into a Pledge and Escrow Agreement dated as of April 15, 2008 (the “Pledge Agreement”).

In accordance with the Pledge Agreement, the Company placed approximately $25.5 million of the proceeds of the offering of the Notes in an escrow account with the Escrow Agent. The Escrow Agent invests funds in the escrow account in government securities and, if the Company does not elect to make the payments from its other funds, the funds in the escrow account will be used to make the first six scheduled semi-annual interest payments on the Notes. Pursuant to the Pledge Agreement, the Company pledged its interest in this escrow account to the Trustee as security for these interest payments. At December 31, 2008, the balance in the escrow account was $14.4 million.

Except for the pledge of the escrow account under the Pledge Agreement, the Notes are senior unsecured debt obligations of the Company. There is no sinking fund for the Notes. The Notes mature on April 1, 2028 and bear interest at a rate of 5.75% per annum. Interest on the Notes is payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2008, to holders of record on the preceding March 15 and September 15, respectively.

Subject to certain exceptions set forth in the Indenture, the Notes are subject to repurchase for cash at the option of the holders of all or any portion of the Notes (i) on each of April 1, 2013, April 1, 2018 and April 1, 2023 or (ii) upon a fundamental change, both at a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any. A fundamental change will occur upon certain changes in the ownership of the Company, or certain events relating to the trading of the Company’s Common Stock, as further described below.

Holders may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding April 1, 2028. Holders may convert their Notes into shares of Common Stock, subject to the Company’s option to deliver cash in lieu of all or a portion of the shares. The Notes are convertible at an initial conversion rate of 166.1820 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment in the manner set forth in the Supplemental Indenture. The conversion rate may not exceed 240.9638 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment. In addition to receiving the applicable amount of shares of Common Stock or cash in lieu of all or a portion of the shares, holders of Notes who convert their Notes prior to April 1, 2011 will receive the cash proceeds from the sale by the Escrow Agent of the portion of the government securities in the escrow account that are remaining with respect to any of the first six interest payments that have not been made on the Notes being converted. The if-converted value of these Notes does not exceed the principal amount at December 31, 2008.

Holders who convert their Notes in connection with certain events occurring on or prior to April 1, 2013 constituting a “make whole fundamental change” (as defined below) will be entitled to an increase in the conversion rate as specified in the Indenture. The number of additional shares by which the applicable base conversion rate will be increased will be determined by reference to the applicable table below and is based on the date on which the make whole fundamental change becomes effective (the “effective date”) and the price (the “stock price”) paid, or deemed paid, per share of the Company’s common stock in the make whole fundamental change, subject to adjustment as described below. If the holders of common stock receive only cash in a make whole fundamental change, the stock price will be the cash amount paid per share of the Company’s common stock. Otherwise, the stock price will be the average of the closing sale prices of the Company’s common stock for each of the 10 consecutive trading days prior to, but excluding, the relevant effective date.

The events that constitute a make whole fundamental change are as follows:

•                  Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing 50% of more (or if such person is Thermo Capital Partners LLC, 70% or more) of the total voting power of all outstanding voting stock of the Company;

•                  The Company consolidates with, or merges with or into, another person or the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person;

•                  The adoption of a plan of liquidation or dissolution of the Company; or

•                  The Company’s common stock (or other common stock into which the Notes are then convertible) is not listed on a United States national securities exchange or approved for quotation and trading on a national automated dealer quotation system or established automated over-the-counter trading market in the United States.

The stock prices set forth in the first column of the Make Whole Table below will be adjusted as of any date on which the base conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to the adjusted multiplied by a fraction, the numerator of which is the base conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the base conversion rate as so adjusted. The base conversion rate adjustment amounts set forth in the table below will be adjusted in the same manner as the base conversion rate.

	Effective Date Make Whole Premium (Increase in Applicable Base Conversion Rate)
Stock Price on Effective Date	April 15, 2008	April 1, 2009	April 1, 2010	April 1, 2011	April 1, 2012	April 1, 2013
$4.15	74.7818	74.7818	74.7818	74.7818	74.7818	74.7818
$5.00	74.7818	64.8342	51.4077	38.9804	29.2910	33.8180
$6.00	74.7818	63.9801	51.4158	38.2260	24.0003	0.4847
$7.00	63.9283	53.8295	42.6844	30.6779	17.2388	0.0000
$8.00	55.1934	46.3816	36.6610	26.0029	14.2808	0.0000
$10.00	42.8698	36.0342	28.5164	20.1806	11.0823	0.0000
$20.00	18.5313	15.7624	12.4774	8.8928	4.9445	0.0000
$30.00	10.5642	8.8990	7.1438	5.1356	2.8997	0.0000
$40.00	6.6227	5.5262	4.4811	3.2576	1.8772	0.0000
$50.00	4.1965	3.5475	2.8790	2.1317	1.2635	0.0000
$75.00	1.4038	1.1810	0.9358	0.6740	0.4466	0.0000
$100.00	0.4174	0.2992	0.1899	0.0985	0.0663	0.0000

The actual stock price and effective date may not be set forth in the table above, in which case:

•                  If the actual stock price on the effective date is between two stock prices in the table or the actual effective date is between two effective dates in the table, the amount of the base conversion rate adjustment will be determined by straight-line interpolation between the adjustment amounts set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•                  If the actual stock price on the effective date exceeds $100.00 per share of the Company’s common stock (subject to adjustment), no adjustment to the base conversion rate will be made; and

•                  If the actual stock price on the effective date is less than $4.15 per share of the Company’s common stock (subject to adjustment), no adjustment to the base conversion rate will be made.

Notwithstanding the foregoing, the base conversion rate will not exceed 240.9638 shares of common stock per $1,000 principal amount of Notes, subject to adjustment in the same manner as the base conversion rate.

Except as described above with respect to holders of notes who convert their Notes prior to April 1, 2011, there is no circumstance in which holders could receive cash in addition to the maximum number of shares of common stock issuable upon conversion of the Notes.

If the Company makes at least 10 scheduled semi-annual interest payments, the Notes are subject to redemption at the Company’s option at any time on or after April 1, 2013, at a price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any.

The Indenture contains customary financial reporting requirements and also contains restrictions on mergers and asset sales. The Indenture also provides that upon certain events of default, including without limitation failure to pay principal or interest, failure to deliver a notice of fundamental change, failure to convert the Notes when required, acceleration of other material indebtedness and failure to pay material judgments, either the trustee or the holders of 25% in aggregate principal amount of the Notes may declare the principal of the Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency relating to the Company or its significant subsidiaries, the principal amount of the Notes and accrued interest automatically becomes due and payable.

Upon adoption of FSP APB 14-1, the Company measured the fair value of the Notes issued in April 2008, using an interest rate that it could have obtained at the date of issuance for similar debt instruments without an embedded conversion option.  Based on this analysis, the Company determined that the fair value of the Notes was approximately $95.5 million as of the issuance date, a reduction of approximately $54.5 million in the carrying value of the Notes.  The Company will amortize the resulting debt discount over the Notes’ expected life (approximately five years) as additional non-cash interest expense, subject to the Company’s capitalized interest policy.  Also in accordance with FSP APB 14-1, the Company was required to allocate a portion of the $4.8 million debt issuances costs that were directly related to the issuance of the Notes between a liability component and an equity component as of the issuance date, using the interest rate method as discussed above.  Based on this analysis, the Company reclassified approximately $1.8 million of these costs as a component of equity.

Conversion of Convertible Senior Notes

In 2008, holders of $36.0 million aggregate principal amount of Notes, or 24% of the Notes originally issued, submitted notices of conversion to the trustee in order to convert their Notes into Common Stock and cash in accordance with the terms of the Notes. The Company also entered into agreements with holders of an additional $42.2 million aggregate principal amount of Notes, or 28% of the Notes originally issued, to exchange the Notes for a combination of Common Stock and cash. The Company has issued approximately 23.6 million shares of its Common Stock and paid a nominal amount of cash for fractional shares in connection with the conversions and exchanges. In addition, the holders received an early conversion make whole amount of approximately $9.3 million representing the next five semi-annual interest payments that would have become due on the converted Notes, which was paid from funds in an escrow account for the benefit of the holders of the Notes. In the exchanges, Note holders received additional consideration in the form of cash payments or additional shares of the Company’s Common Stock in the amount of approximately $1.1 million to induce exchanges. As a result of adopting FSP APB 14-1, the Company recognized a gain from extinguishment of debt of $49.0 million during 2008. After this conversion, approximately $48.7 million, net of debt discount of $23.1 million, of the Notes were outstanding at December 31, 2008.

Common Stock Offering and Share Lending Agreement

Concurrently with the offering of the Notes, on April 10, 2008, the Company entered into a share lending agreement (the “Share Lending Agreement”) with Merrill Lynch International (the “Borrower”), through Merrill Lynch, Pierce, Fenner & Smith Incorporated, as agent for Borrower (in such capacity, the “Borrowing Agent”), pursuant to which the Company agreed to lend up to 36,144,570 shares of Common Stock (the “Borrowed Shares”) to the Borrower, subject to certain adjustments set forth in the Share Lending Agreement, for a period ending on the earliest of (i) the date the Company notifies the Borrower in writing of its intention to terminate the Share Lending Agreement at any time after the entire principal amount of the Notes ceases to be outstanding and the Company has settled all payments or deliveries in respect of the Notes (as the settlement may be extended pursuant to market disruption events or otherwise pursuant to the Indenture), whether as a result of conversion, redemption, repurchase, cancellation, at maturity or otherwise, (ii) the written agreement of the Company and the Borrower to terminate, (iii) the occurrence of a Borrower default, at the option of Lender, and (iv) the occurrence of a Lender default, at the option of the Borrower. Pursuant to the Share Lending Agreement, upon the termination of the share loan, the Borrower must return the Borrowed Shares to the Company. The only exception would be that, if pursuant to a merger, recapitalization or reorganization, the Borrowed Shares were exchanged for or converted into cash, securities or other property (“Reference Property”), the Borrower would return the Reference Property. Upon the conversion of Notes (in whole or in part), a number of Borrowed Shares proportional to the conversion rate for such notes must be returned to the Company. At the Company’s election, the Borrower may remit cash equal to the market value of the corresponding Borrowed Shares instead of returning to the Company the Borrowed Shares otherwise required by conversions of Note.

On April 10, 2008, the Company entered into an underwriting agreement (the “Equity Underwriting Agreement”) with the Borrower and the Borrowing Agent. Pursuant to and upon the terms of the Share Lending Agreement, the Company will issue and lend the Borrowed Shares to the Borrower as a share loan. The Borrowing Agent also is acting as an underwriter (the “Equity Underwriter”) with respect to the Borrowed Shares, which are being offered to the public. The Borrowed Shares included approximately 32.0 million shares of Common Stock initially loaned by the Company to the Borrower on separate occasions, delivered pursuant to the Share Lending Agreement and the Underwriting Agreement, and an additional 4.1 million shares of Common Stock that, from time to time, may be borrowed from the Company by the Borrower pursuant to the Share Lending Agreement and the Underwriting Agreement and subsequently offered and sold at prevailing market prices at the time of sale or negotiated prices. The sale of the Borrowed Shares was registered under the S-3 (33-149798). The Company used two prospectus supplements for the transaction, one for the sale of the Notes (and the underlying Common Stock) and the other for the sale of the Borrowed Shares. The Company filed the prospectus supplement for the sale of the Borrowed Shares pursuant to Rule 424(b) (3) on April 2, 2008 and pursuant to Rule 424(b) (5) on April 14, 2008. Hence the Borrowed Shares are free trading shares. At December 31, 2008, approximately 24.2 million Borrowed Shares remained outstanding. The Borrower returned an additional 6.9 million Borrowed Shares in January 2009.

The Company will not receive any proceeds from the sale of the Borrowed Shares pursuant to the Share Lending Agreement but will receive a nominal lending fee of $0.0001 per share for each share of Common Stock that it loans to the Borrower pursuant to the Share Lending Agreement. The Borrower will receive all of the proceeds from the sale of Borrowed Shares pursuant to the Share Lending Agreement. At the Company’s election, the Borrower may remit cash equal to the market value of the corresponding Borrowed Shares instead of returning the Borrowed Shares due back to the Company as a result of conversions by Note holders. See below.

The Borrowed Shares are treated as issued and outstanding for corporate law purposes, and accordingly, the holders of the Borrowed Shares will have all of the rights of a holder of the Company’s outstanding shares, including the right to vote the shares on all matters submitted to a vote of the Company’s stockholders and the right to receive any dividends or other distributions that the Company may pay or makes on its outstanding shares of Common Stock. However, under the Share Lending Agreement, the Borrower has agreed:

•                  To pay, within one business day after the relevant payment date, to the Company an amount equal to any cash dividends that the Company pays on the Borrowed Shares; and

•                  To pay or deliver to the Company, upon termination of the loan of Borrowed Shares, any other distribution, in liquidation or otherwise, that the Company makes on the Borrowed Shares.

To the extent the Borrowed Shares the Company initially lent under the share lending agreement and offered in the Common Stock offering have not been sold or returned to it, the Borrower has agreed that it will not vote any such Borrowed Shares. The Borrower has also agreed under the share lending agreement that it will not transfer or dispose of any Borrowed Shares, other than to its affiliates, unless the transfer or disposition is pursuant to a registration statement that is effective under the Securities Act. However, investors that purchase the shares from the Borrower (and any subsequent transferees of such purchasers) will be entitled to the same voting rights with respect to those shares as any other holder of the Company’s Common Stock.

On December 18, 2008, the Company entered into Amendment No. 1 to Share Lending Agreement with the Borrower and the Borrowing Agent. Pursuant to Amendment No.1, the Company has the option to request the Borrower to deliver cash instead of returning borrowed shares of Company Common Stock upon any termination of loans at the Borrower’s option, at the termination date of the Share Lending Agreement or when the outstanding loaned shares exceed the maximum number of shares permitted under the Share Lending Agreement. The consent of the Borrower is required for any cash settlement, which consent may not be unreasonably withheld, subject to the Borrower’s determination of applicable legal, regulatory or self-regulatory requirements or other internal policies. Any loans settled in shares of Company Common Stock will be subject to a return fee based on the stock price as agreed by us and the Borrower. The return fee will not be less than $0.005 per share or exceed $0.05 per share.

As a result of this amendment, the Company believes that, under generally accepted accounting principles in the United States as currently in effect, the approximately 24.2 million borrowed shares currently outstanding under the Share Lending Agreement will be considered outstanding for the purpose of computing and reporting its earnings per share. Prior to this amendment, the Borrowed Shares were not considered outstanding for the purpose of computing and reporting our earnings per share due to the substantial elimination of the economic dilution due to contractual provisions, that otherwise would have resulted from the issuance of the Borrowed Shares.

The Company evaluated the various embedded derivatives within the Indenture for bifurcation from the Notes under the provisions of FASB’s Statement of Financial Standards No.133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), Emerging Issues Task Force Issue No. 01-6, “The Meaning of Indexed to a Company’s Own Stock” (“EITF 01-6”) and Emerging Issues Task Force Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”). Based upon its detailed assessment, the Company concluded that these embedded derivatives were either (i) excluded from bifurcation as a result of being clearly and closely related to the Notes or are indexed to the Company’s Common Stock and would be classified in stockholders’ equity if freestanding or (ii) the fair value of the embedded derivatives was estimated to be immaterial.

Vendor Financing

In July 2008, the Company amended its agreement with its Launch Provider for the launch of the Company’s second-generation satellites and certain pre and post-launch services. Under the amended terms, the Company can defer payment on up to 75% of certain amounts due to the Launch Provider. The deferred payments will incur annual interest at 8.5% to 12%.

In September 2008, the Company amended its agreement with Hughes for the construction of its RAN ground network equipment and software upgrades for installation at a number of the Company’s satellite gateway ground stations and satellite interface chips to be a part of the UTS in various next-generation Globalstar devices. Under the amended terms, the Company deferred certain payments due under the contract in 2008 and 2009 to December 2009. The deferred payments will incur annual interest at 10%.

At December 31, 2008, the aggregate amount due which had been deferred for payment was $57.2 million (of which $33.6 million is shown as “Current portion of long term debt” on the Consolidated Balance Sheet).

The Company’s debt matures in the amount of $33.6 million, $23.6 million, $0, $166.1 million and $71.8 million in 2009, 2010, 2011, 2012 and 2013, respectively.

17. QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
	(In thousands, except per share amounts)
Total revenue	$22,134	$22,999	$22,525	$18,397
Net income (loss)	$(6,635)	$(7,177)	$(26,019)	$24,670
Basic loss per common share	$(0.08)	$(0.09)	$(0.31)	$0.27
Diluted loss per common share	$(0.08)	$(0.09)	$(0.31)	$0.27
Shares used in basic per share calculations	82,448	84,029	84,631	90,100
Shares used in diluted per share calculations	82,448	84,029	84,631	90,100

	Quarter Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
	(In thousands, except per share amounts)
Total revenue	$23,154	$25,837	$25,688	$23,719
Net income (loss)	$444	$(12,687)	$652	$(16,334)
Basic earnings (loss) per common share	$0.01	$(0.17)	$0.01	$(0.21)
Diluted earnings (loss) per common share	$0.01	$(0.17)	$0.01	$(0.21)
Shares used in basic per share calculations	73,652	75,657	78,000	81,814
Shares used in diluted per share calculations	73,746	75,657	79,044	81,814

18. MANAGEMENT’S PLANS REGARDING FUTURE OPERATIONS

The Company has initiated plans to improve its liquidity by seeking to obtain a combination of debt and equity funding to procure and deploy its second-generation constellation and related ground infrastructure as well as to fund its current operations. The Company’s business is currently generating negative cash flow from operations. The Company’s plans also include restructuring its operations by reducing costs in underperforming markets and consolidating resources around the world to operate its network more efficiently. It has also undertaken a plan to market aggressively its Simplex based products, including the SPOT satellite messenger, to generate incremental cash flow from operations. If the Company’s plans are successful, it believes it will have sufficient liquidity to finance the anticipated costs to procure and deploy the second-generation constellation and related ground infrastructure and to fund its current operations for at least the next 12 months. However, the successful execution of the Company’s plans is dependent upon many factors, some of which are beyond its control. The Company cannot assure you that any portion of its plans will be achieved.

19. RETROSPECTIVE ADOPTION OF FSP APB 14-1

In May 2008, the FASB issued FSP APB 14-1.  The Company adopted this FSP during the first quarter of 2009.  The Company has retrospectively recasted its results for the year ended December 31, 2008, to reflect the adoption of FSP APB 14-1.  In addition, the Company has adjusted Notes 2, 3, 4, 8, 9, 16 and 17 to the Consolidated Financial Statements to present the retrospective adoption of this FSP.  FSP APB 14-1 requires the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate.  As such, the initial debt proceeds from the sale of the Company’s Notes, which are discussed in more detail in Note 16, are required to be allocated between a liability component and an equity component as of the debt issuance date.  The Company will amortize the resulting debt discount over the instrument’s expected life (approximately five years) as additional non-cash interest expense.  FSP APB 14-1 was effective for fiscal years beginning after December 15, 2008 and requires retrospective application.

Upon adoption of FSP APB 14-1, the Company measured the fair value of the Notes issued in April 2008, using an interest rate that it could have obtained at the date of issuance for similar debt instruments without an embedded conversion option.  Based on this analysis, the Company determined that the fair value of the Notes was approximately $95.5 million as of the issuance date, a reduction of approximately $54.5 million in the carrying value of the Notes.  The Company will amortize this resulting debt discount over the Notes’ expected life (approximately five years) as additional non-cash interest expense, subject to the Company’s capitalized interest policy.  Also in accordance with FSP APB 14-1, the Company was required to allocate a portion of the $4.8 million debt issuance costs that were directly related to the issuance of the Notes between a liability component and an equity component as of the issuance date, using the interest rate method as discussed above.  Based on this analysis, the Company reclassified approximately $1.8 million of these costs as a component of equity.

In 2008, holders of $36.0 million aggregate principal amount of Notes, or 24% of the Notes originally issued, submitted notices of conversion to the trustee in order to convert their Notes into Common Stock and cash in accordance with the terms of the Notes. The Company also entered into agreements with holders of an additional $42.2 million aggregate principal amount of Notes, or 28% of the Notes originally issued, to exchange the Notes for a combination of Common Stock and cash. The Company has issued approximately 23.6 million shares of its Common Stock and paid a nominal amount of cash for fractional shares in connection with the conversions and exchanges. In addition, the holders received an early conversion make whole amount of approximately $9.3 million representing the next five semi-annual interest payments that would have become due on the converted Notes, which was paid from funds in an escrow account for the benefit of the holders of the Notes. In the exchanges, Note holders received additional consideration in the form of cash payments or additional shares of the Company’s Common Stock in the amount of approximately $1.1 million to induce exchanges. As a result of adopting FSP APB 14-1, the Company recognized a gain from extinguishment of debt of $49.0 million during 2008. After this conversion, approximately $48.7 million, net of debt discount of $23.1 million, of the Notes were outstanding at December 31, 2008.

The following table illustrates the impact of adopting FSP APB 14-1 on the Company’s Consolidated Statement of Income (Loss) and Consolidated Balance Sheet for the year ended December 31, 2008 and as of December 31, 2008, respectively.  There were no impacts to the 2006 and 2007 Consolidated Statements of Income (Loss) and Consolidated Balance Sheets:

	For The Year Ended December 31, 2008
	As Originally Reported	Effect of Change	As Adjusted
	(In thousands)

Gain on extinguishment of debt	$—	$49,042	$49,042

Interest expense	$(6,779)	$1,046	$(5,733)

Income (loss) before income taxes	$(67,532)	$50,088	$(17,444)

Income tax expense (benefit)	$480	$(2,763)	$(2,283)

Net income (loss)	$(68,012)	$52,851	$(15,161)

Basic earnings (loss) per share	$(0.79)	$0.61	$(0.18)

Diluted earnings (loss) per share	$(0.79)	$0.61	$(0.18)

	As of December 31, 2008
	As Originally Reported	Effect of Change	As Adjusted
	(In thousands)

Property and equipment, net	$636,362	$5,902	$642,264

Other assets, net	$16,376	$(706)	$15,670

Long-term debt	$195,429	$(23,134)	$172,295

Additional paid-in capital	$488,343	$(24,521)	$463,822

Retained deficit	$(73,630)	$52,581	$(20,779)